Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.,

ADS-TEC ENERGY PLC,

EUSG II CORPORATION,

BOSCH THERMOTECHNIK GMBH

ADS-TEC HOLDING GMBH

and

ADS-TEC ENERGY GMBH

Dated as of August 10, 2021

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EXHIBIT A	Form of Plan of Merger
EXHIBIT B	Form of Cash Consideration Transfer Agreement
EXHIBIT C	Form of Share Consideration and Loan Transfer Agreement
EXHIBIT D	SPAC Board Resolution
EXHIBIT E	ADSH Resolution
EXHIBIT F	Company Resolution
EXHIBIT G-1	Form of Registration Rights
EXHIBIT G-2	Form of Lock-up Agreement
EXHIBIT H	Form of Irish Holdco Articles of Association
EXHIBIT I	Capitalization
EXHIBIT J	Directors and Officers of Irish Holdco

SCHEDULE A-1	Bosch Knowledge Persons
SCHEDULE A-2	ADSH Knowledge Persons
SCHEDULE B	Company Knowledge Persons
SCHEDULE C	SPAC Knowledge Persons

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BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT, dated as of August 10, 2021 (this “Agreement”), by and among European Sustainable Growth Acquisition Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 367833 (“SPAC”), ads-tec Energy plc, an Irish public limited company duly incorporated under the laws of Ireland (“Irish Holdco”), EUSG II Corporation, an exempted company incorporated in the Cayman Islands with limited liability under company number 379118 (“New SPAC”), Bosch Thermotechnik GmbH, based in Wetzlar and entered in the commercial register of the Wetzlar Local Court under HRB 13 (“Bosch”), ads-tec Holding GmbH, based in Nürtingen and entered in the commercial register of the Stuttgart Local Court under HRB 224527 (“ADSH”, together with Bosch, the “Sellers” and each individually, a “Seller”), and ads-tec Energy GmbH, based in Nürtingen and entered in the commercial register of the Stuttgart Local Court under HRB 762810 (the “Company”) (SPAC, Irish Holdco, New SPAC, Bosch, ADSH and the Company, collectively, the “Parties” and each a “Party”).

WHEREAS, Irish Holdco is a party to this Agreement for the purpose of amalgamating SPAC and the Company through the SPAC Merger (as defined below), the Bosch Acquisition (as defined below) and the Share-for-Share Exchange (as defined below);

WHEREAS, SPAC owns all of the issued and outstanding euro ordinary shares of Irish Holdco (25,000 shares), par value €1.00 per share (the “Irish Holdco Euro Ordinary Shares”);

WHEREAS, Irish Holdco owns all of the issued and outstanding shares of New SPAC (1 share), par value $1.00 per share;

WHEREAS, Sellers together own 100% of the Equity Interests of the Company;

WHEREAS, SPAC and New SPAC shall enter into a plan of merger substantially in the form attached hereto as Exhibit A (the “Plan of Merger”) pursuant to which SPAC shall merge with and into New SPAC, with New SPAC being the surviving company in such merger (the “SPAC Merger”) in accordance with this Agreement and the Plan of Merger;

WHEREAS, immediately following the SPAC Merger, New SPAC shall be liquidated and all assets transferred to Irish Holdco;

WHEREAS, upon the terms and subject to the conditions set forth in the transfer agreement to be entered into by and between Bosch and Irish Holdco substantially in the form attached hereto as Exhibit B (the “Cash Consideration Transfer Agreement”), Bosch shall transfer to Irish Holdco, and Irish Holdco shall acquire from Bosch the Acquired Shares in exchange for the Cash Consideration following the SPAC Merger (the “Bosch Acquisition”);

WHEREAS, upon the terms and subject to the conditions set forth in the transfer agreement to be entered into by and among the Sellers and Irish Holdco, substantially in the form attached hereto as Exhibit C (the “Share Consideration and Loan Transfer Agreement”) (1) the Sellers shall transfer as contribution to Irish Holdco, and Irish Holdco shall assume from the Sellers, the Contributed Shares, in exchange for the Share Consideration, concurrently with the Bosch Acquisition (the transfer of the Contributed Shares, the “Share-for-Share Exchange”); and (2) the Sellers shall transfer to Irish Holdco the Additional Financing loans and the Purchased Loans in exchange for the Additional Financing Consideration and Purchased Loan Consideration (each as defined below);

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has (a) approved and adopted this Agreement and declared its advisability and that it is in the best interests of SPAC and approved the Transactions (including the SPAC Merger, the Share-for-Share Exchange and the Bosch Acquisition), and (b) recommended the approval of this Agreement and the SPAC Merger by the shareholders of SPAC, in each case by resolution dated August 9, 2021, 2021, a copy of which is attached hereto as Exhibit D;

WHEREAS, the shareholders of ADSH have approved and adopted the execution of this Agreement and the Transaction Documents by ADSH and declared its advisability and approved the Transactions, in each case by resolution dated July 25, 2021, a copy of which is attached hereto as Exhibit E;

WHEREAS, the shareholders of the Company have approved and adopted the execution of this Agreement and the Transaction Documents by the Company and declared its advisability and approved the Transactions, in each case by resolution dated July 29, 2021, a copy of which is attached hereto as Exhibit F;

WHEREAS, in connection with the Closing, Irish Holdco and certain shareholders of Irish Holdco (after giving effect to the Transactions) shall enter into a (a) registration rights agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit G-1 and (b) lock-up agreement (the “Lock-up Agreement”) substantially in the form attached hereto as Exhibit G-2;

WHEREAS, SPAC, immediately prior to the execution and delivery of this Agreement, has entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “Investors”) pursuant to which such Investors, upon the terms and subject to the conditions set forth therein, have agreed to subscribe for SPAC Ordinary Shares at a purchase price of $10.00 per share in a private placement or placements (the “Private Placements”) with a total placement value of $156,000,000 (the “Private Placement Amount”) to be consummated at least one (1) Business Day prior to the SPAC Merger Effective Time (the “PIPE Investment”); and

WHEREAS, contemporaneously with the execution of this Agreement, the Sponsor Parties have entered into an agreement with SPAC and the Company (the “Sponsor Support Agreement”) pursuant to which the Sponsor Parties have agreed, among other things, to vote all of their SPAC Ordinary Shares in favor of this Agreement and the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I.

DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“Acquired Shares” means the number of Company Shares with the consecutive numbers as set forth on the Company Closing Statement which shall represent the number of shares sold for the Cash Consideration (as appropriate and proportional).

“Acting in Concert” has the meaning given to it in Rule 2.1(a) and Rule 3.3 of Part A of the Irish Takeover Rules.

“Additional Financing” means the potential debt financing provided to the Company in the form of shareholder loans (with an interest rate of six percent (6%) per annum) from either of the Sellers or their respective Affiliates, as the case may be, after the date hereof and prior to the Closing required to continue to fund the operations of the Company as determined in good faith by the board of directors of the Company.

“ADSH Purchased Loan Consideration” means the portion of the Purchased Loan Consideration payable for the Purchased Loans granted by ADSH.

“ADSH Share Consideration” means the number of Irish Holdco Ordinary Shares (newly issued by way of a capital increase and not registered under the Securities Act) equal to the result of (a) the Consideration Value Amount multiplied by 0.6169397, and then (b) divided by $10.00.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Affiliate Contracts” means any Contract between a Seller or any of its Affiliates (except for the Company Group Member) on the one side and the Company or the Company Subsidiary on the other side for administrative services or the supply of goods and services.

“Ancillary Agreements” means the Registration Rights Agreement, Lock-up Agreement, the Subscription Agreements, Sponsor Support Agreement, the Share Consideration and Loan Transfer Agreement, the Cash Consideration Transfer Agreement and all other agreements, certificates and instruments executed and delivered by SPAC, Irish Holdco, New SPAC, Sellers or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the Criminal Justice (Corruption Offences) Act of 2018, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, (v) the Cayman Islands’ Anti-Corruption Act (as revised), (vi) applicable anti-bribery and/or anti-corruption legislation implemented under German law, and (vii) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Anti-Money Laundering Laws” means the Bank Secrecy Act, as amended by the Patriot Act and the German Anti-Money Laundering Act (Geldwäschegesetz), and any other similar laws or regulations concerning or relating to terrorism financing or money laundering, as applicable.

“Antitrust Laws” shall mean all applicable Laws and regulations that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, regarding the prohibition of agreements or practices restricting competition, the abuse of a dominant market position and the control of concentrations, including (i) the German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen) as well as the relevant laws of other EU Member States, (ii) Articles 101 and 102 of the Treaty on the Functioning of the European Union (TFEU), (iii) Regulation (EC) no. 139/2004 (the EC-Merger Regulation), and (iv) the following laws and statutes of the United States of America: the Sherman Antitrust Act, the Clayton Act, the Federal Trade Commission Act and the Hart Scott Rodino Act and any Antitrust Law of any state or territory within the United States.

“Asset Credit Support” means all security, collateral, surety bonds, guarantees and letters of credit issued, procured or provided, directly or indirectly, by a Seller or an Affiliate of a Seller (other than a Company Group Member) for the account of the Company or any Company Subsidiary.

“Associated Company” has the meaning given to it by Rule 2.1(b)(iii) of Part A of the Irish Takeover Rules.

“Available Cash” means an amount equal to the sum of: (a) the funds contained in the Trust Account as of the Closing (net of SPAC Shareholder Redemption Amount), plus (b) the amount of Available Financing Proceeds.

“Available Financing Proceeds” shall equal the cash proceeds to SPAC resulting from the Subscription Agreements to be received by SPAC at least one (1) Business Day prior to the SPAC Merger Effective Time.

“Bosch Purchased Loan Consideration” means the portion of the Purchased Loan Consideration payable for the Purchased Loans granted by Robert Bosch.

“Bosch Share Consideration” means the number of Irish Holdco Ordinary Shares (newly issued by way of a capital increase and not registered under the Securities Act) equal to the result of (a) (i) the Consideration Value Amount multiplied by 0.3830603, minus (ii) the Cash Consideration, and then (b) divided by $10.00.

“Business Combination Transaction Fee” shall mean the amount of fees held in the Trust Account in connection with SPAC’s initial public offering, payable to the underwriters upon consummation of a business combination pursuant to the Business Combination Marketing Agreement dated January 21, 2021 by and among SPAC, EarlyBirdCapital, Inc. and ABN AMRO Securities (USA) LLC.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiary.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in the City of New York in the United States of America, the Cayman Islands, Ireland or the state of Baden-Wuerttemberg, Germany; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service”, that are owned or used in the conduct of the business of the Company or any Company Subsidiary.

“Cash Consideration” means (i) Twenty Million Euro (€20,000,000) multiplied by (ii) the Exchange Rate.

“Closing Payments” means the (i) Cash Consideration plus (ii) Purchased Loan Consideration plus (iii) Additional Financing Consideration (if any) plus (iv) Company Transaction Expenses set forth on the Company Closing Statement plus (v) SPAC Transaction Expenses set forth on the SPAC Closing Statement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Facility” means the operating overdraft credit facility between Landesbank Baden-Württemberg as lender and the Company as borrower (for the avoidance of doubt, excluding the available security credit line of the Company).

“Company Facility Amount” means (i) the amount of funds borrowed by the Company (excluding for the avoidance of doubt guarantees for deposits or prepayments by the customers of the Company or any Company Subsidiary), under the Company Facility, including any accrued and unpaid interest thereon, as of the Closing (as set forth in Euros), to the extent such amount is in excess of €20,000,000, multiplied by (ii) the Exchange Rate.

“Company Group Member” means the Company and each Company Subsidiary.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, occurrence, development, change or effect (collectively, “Effect”) that, individually or in the aggregate with all other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole, or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by the Sellers or the Company of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there is, has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of IFRS or any Law applicable to the Company, including any COVID-19 Measures following the date hereof; (b) events or conditions generally affecting the industries in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (with respect to the COVID-19 pandemic, solely to the extent such Effect first arises after the date hereof); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement, (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, Suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions), (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect, or (h) any actions taken, or failures to take action, or such other Effects, in each case, which SPAC has requested in writing or to which it has consented in writing.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any Company Subsidiary.

“Company Shareholders’ Agreement” means the Company Shareholders’ Agreement, dated as of October 12, 2018 (as amended on January 9, 2020), by and among the Sellers and Robert Bosch GmbH.

“Company Shares” means the shares in the Company with the consecutive numbers 1 through 32,039, of which such shares, those with the consecutive numbers (1) 1 through 6,457 and 26,001 through 32,039 are held by Bosch and (2) 6,458 through 26,000 are held by ADSH.

“Company Subsidiaries” means, collectively, the direct and indirect Subsidiaries of the Company.

“Company Transaction Expenses” means, except as otherwise set forth in this Agreement, all reasonable and documented third-party, out-of-pocket fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement, the Ancillary Agreements, and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, auditors, accountants and notaries, due diligence expenses, advisory and consulting fees (including financial advisors) and expenses, regulatory filing fees required due to the transactions completed by this Agreement (including any filings with the SEC and under the German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen)), and other third-party fees (including fees required by Nasdaq Capital Markets), in each case, of the Company Group Members and the Sellers.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of the Company or the Company Subsidiaries that is not already generally available to the public.

“Consideration Value Amount” means an amount calculated as follows: (i) Three Hundred Million dollars ($300,000,000), minus (ii) the Company Facility Amount, minus (iii) the Purchased Loan Consideration.

“Contract” means any legally binding arrangement, including any contract, agreement, lease, sublease, concession, purchase or sale order, license, sublicense, permit, instrument, indenture, note, bond, loan, credit agreement, instrument, commitment, conditional sales contract, or mortgage (including any amendment, extension, renewal, guarantee or other supplement with respect thereto).

“Contributed Shares” means the number of Company Shares with the consecutive numbers as set forth on the Company Closing Statement which shall represent the number of shares exchanged for the Share Consideration (as appropriate and proportional).

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19 Measures” means (i) changes or proposed changes of Laws or regulations or (ii) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention, the Irish Department of Health, the German Federal Ministry of Health, the German federal state ministries of health and the World Health Organization, in each case, in connection with or in response to the COVID-19 pandemic.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or Company Subsidiary or the applicable third party intentionally to protect Company IP from misuse.

“Emergency Actions” means any action (or omission) as being required on short notice for the prevention of danger to any Person or material damage to any asset or property.

“Employee Benefit Plan” means any plan that is a bonus, stock option, stock purchase, restricted stock, phantom stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, pension scheme or insurance, retiree medical or life insurance, death or disability benefit, health or welfare, retirement, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten.

“Environmental Laws” means any applicable Laws relating to: (i) releases or threatened releases of, or exposure of any Person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, natural resources or human health and safety.

“Equity Interests” means (a) in the case of a corporation or a company, any and all shares (however designated) and shares of capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited) or units (whether common or preferred), (d) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (e) in any case, any right to acquire any of the foregoing.

“Exchange Rate” means for any amounts under this Agreement that need to be converted or expressed as converted from Euros into U.S. Dollars, the average of the spot exchange rate as at 5:00 pm, New York time, on the five (5) Business Days ending five (5) Business Days before the Closing Date, as published by Bloomberg (through its EURUSD CURNCY function), or any other rate as agreed to in writing between SPAC, the Company, ADSH and Bosch.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the EU Dual Use Regulation.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multinational organization, quasigovernmental body, or other similar recognized organization or body of any federal, state, tribal, county, municipal, local, or foreign government, or other similar regulatory agency or recognized organization or body exercising similar powers or authority.

“Hazardous Substance(s)” means those substances defined in or regulated under Environmental Laws as “toxic,” “hazardous” or “radioactive” or as a “pollutant” or “contaminant” or words of similar meaning or effect, or for which liability or standards of conduct may be imposed under any German Environmental Law or Environmental Laws of the European Union.

“HGB” means the German Commercial Code.

“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.

“Intercompany Debt” means Indebtedness between any Company Group Member on the one hand, and a Seller or any of its Affiliates (other than any Company Group Member) on the other hand, including the Indebtedness set forth in Section 1.01 of the Company Disclosure Schedule, excluding, for the avoidance of doubt, any payables under any Affiliate Contract.

“Intercompany Payables” means any accounts payable (or other obligations) owed by any Company Group Member to a Seller or any of its Affiliates (other than any Company Group Member).

“Indebtedness” means, with respect to any Person, all obligations and liabilities of such Person (a) for borrowed money, or evidenced by notes, bonds, debentures or similar instruments (including the outstanding principal amount thereof, plus any related interest, fees, expenses and prepayment premiums or penalties created, issued, or incurred in respect thereof), (b) in respect of “earn-out” obligations and other obligations for the deferred purchase price of property, (c) for any indebtedness evidenced by any letter of credit, performance bond, surety bond, bank guarantees or similar instrument to the extent drawn or called, (d) under capital leases, (e) with respect to net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated as of such date), (f) under existing pension programs, (g) in respect of dividend payable balances, or (h) in the nature of guarantees of or pledges and grants of security interests with respect to the obligations and liabilities described in clauses (a) through (d) above of any other Person.

“Intellectual Property” means (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and database rights, (v) Internet domain names and social media accounts, (vi) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description, (vii) copies and tangible embodiments of any of the foregoing, in whatever form or medium, and (viii) all legal rights arising from items (i) through (vii) above, including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Interest in a Security” has the meaning given to such term in section 1 of the Irish Takeover Panel Act 1997 and “Interest in Securities” shall be construed accordingly.

“Irish Holdco Board” means the board of directors of Irish Holdco, consisting of executive and non-executive directors.

“Irish Holdco Ordinary Shares” means the shares issued in Irish Holdco in the SPAC Merger and as Share Consideration to the Sellers with a par value of $0.0001 each.

“Irish Holdco Public Warrant” means one warrant to acquire one (1) Irish Holdco Ordinary Share.

“Irish Takeover Panel” means the statutory body established under the Irish Takeover Panel Act, 1997 (as amended).

“Irish Takeover Rules” means The Irish Takeover Panel Act 1997, Takeover Rules, 2013 (including any amendments thereto).

“knowledge” or “to the knowledge” of a Person shall mean in the case of Bosch, the actual knowledge (and not the constructive knowledge) of the Persons listed on Schedule A-1 after reasonable inquiry, in the case of ADSH, the actual knowledge (and not the constructive knowledge) of the Persons listed on Schedule A-2 after reasonable inquiry, in the case of the Company, the actual knowledge (and not the constructive knowledge) of the Persons listed on Schedule B after reasonable inquiry, and in the case of SPAC, the actual knowledge (and not the constructive knowledge) of the Persons listed on Schedule C after reasonable inquiry, in each case without any obligation of the respective Party to make further investigations or to seek expert advice.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or any Company Subsidiary as tenant, together with, to the extent leased by the Company or any Company Subsidiary, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any Company Subsidiary relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, charge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“non-assessable” means, in relation to Irish Holdco, that a holder of Irish Holdco Ordinary Shares will not by reason of merely being such a holder, be subject to assessment or calls by Irish Holdco or its creditors for further payment on such shares.

“Notary Public” means the notary public in Germany who will be engaged by Irish Holdco to notarize the Cash Consideration Transfer Agreement and the Share Consideration and Loan Transfer Agreement.

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation, or (iii) any Reciprocal License.

“Ordinary Course” means, with respect to any Person, the ordinary course of business consistent with such Person’s past custom and practice; provided that, reasonable actions taken (or omitted) in response to a condition or conditions arising from the COVID-19 pandemic, including COVID-19 Measures, shall be deemed ordinary course of business, so long as such actions (or omissions) are consistent with such Person’s actions (or omissions) taken prior to the date hereof in response to then-existing COVID-19 conditions and are reasonable in light of the relevant facts and circumstances from an ex-ante perspective.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“pending” means the occurrence of service of an action or writ or other legal document by a Governmental Authority to the defendant of a claim or the addressee of a claim or administrative act.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the Ordinary Course that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith and for which appropriate reserves have been made, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that do not materially interfere with the present uses of such real property, (v) revocable, non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the Ordinary Course, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, and (vii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“Person” means an individual, corporation, company, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (i) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (ii) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (iii) any other, similar information or data regulated by Privacy/Data Security Laws.

“Privacy/Data Security Laws” means the General Data Protection Regulation (EU) 2016/679, the EU ePrivacy Directive (2002/58/EC) as amended by Directive 2009/136/EC, each as amended or superseded from time to time, and any implementing and supplementing legislation by a EU Member State, applicable Laws relating to the transfer of Personal Information, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Products” means any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of any Company Group Member, or from which any Company Group Member has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Purchased Loans” means any and all loans (including all accrued and unpaid interest thereon) made to the Company or any Company Subsidiary by either Seller or its Affiliates (excluding a Company Group Member) on or before the date of this Agreement, and which are outstanding at Closing.

“Purchased Loan Consideration” means (i) the total amount owed by the Company to the Sellers (or their Affiliates) under the Purchased Loans, including any accrued and unpaid interest thereon as of the Closing (as set forth in Euros), multiplied by (ii) the Exchange Rate.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Article 8 and Article 49 of the SPAC Formation Documents.

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.

“Relevant Company” means a Relevant Company in the meaning of the Irish Takeover Panel Act, 1997.

“Robert Bosch” means Robert Bosch Gesellschaft mit beschränkter Haftung, based in Stuttgart and entered in the commercial register of the Stuttgart Local Court under HRB 14000.

“Sanctioned Country” means at any time, a country, region or territory which is itself the subject or target of any Sanctions (for example, Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means at any time any Person (i) listed on any Sanctions-related list of designated or blocked Persons, (ii) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine), or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including the U.S. Treasury Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, (v) United Kingdom sanctions extended to the Cayman Islands by Orders of Her Majesty in Council and sanctions imposed by Cayman Islands authorities, under Cayman Islands legislation or (vi) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Software” means all computer software (in object code or source code format), and related documentation and materials.

“SPAC Class A Ordinary Shares” means SPAC’s Class A ordinary shares, par value $0.0001 per share.

“SPAC Class B Ordinary Shares” means SPAC’s Class B ordinary shares, par value $0.0001 per share.

“Share Consideration” means the ADSH Share Consideration and the Bosch Share Consideration.

“SPAC Disclosure Schedule” means SPAC’s disclosure schedule delivered by SPAC in connection with this Agreement.

“SPAC Formation Documents” means the Amended and Restated Memorandum and Articles of Association of SPAC adopted by special resolution dated January 21, 2021 and effective on January 21, 2021.

“SPAC Founders Warrants” means whole redeemable warrants to purchase SPAC Class A Ordinary Shares issued pursuant to 1) that certain Private Placement Warrants Purchase Agreement, dated as of January 26, 2021, by and between SPAC and Sponsor, 2) that certain Private Placement Warrants Purchase Agreement dated as of January 26, 2021 by and between SPAC and EarlyBirdCapital, Inc., and 3) that certain Private Placement Warrants Purchase Agreement dated as of January 26, 2021 by and between SPAC and ABN AMRO Securities (USA) LLC.

“SPAC Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of SPAC, or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by SPAC, Irish Holdco or New SPAC of their respective obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of GAAP or any Law applicable to SPAC, including any COVID-19 Measures following the date hereof; (b) events or conditions generally affecting the industries in which SPAC operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (with respect to the COVID-19 pandemic, solely to the extent such Effect first arises after the date hereof); (e) any actions taken or not taken by SPAC as required by this Agreement or any Ancillary Agreement, (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions), (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a SPAC Material Adverse Effect or (h) any actions taken, or failures to take action, or such other Effects, in each case, which the Sellers or the Company has requested in writing or to which any such party has consented in writing or which actions are contemplated by this Agreement.

“SPAC Ordinary Shares” means SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares.

“SPAC Organizational Documents” means the incorporation and constitutional documents of SPAC (including the SPAC Formation Documents and Trust Agreement), Irish Holdco and New SPAC, in each case as amended, modified or supplemented from time to time.

“SPAC Public Warrants” means whole redeemable warrants to purchase SPAC Class A Ordinary Shares issued as a component of the units issued in SPAC’s initial public offering, with each unit issued therein including one-half of such a warrant.

“SPAC Shareholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any exercise by shareholders of SPAC of the Redemption Rights.

“SPAC Transaction Expenses” means all fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement, the Ancillary Agreements and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, auditors accountants and notaries, due diligence expenses, advisory and consulting fees (including financial advisors) and expenses, and other third-party fees and any Business Combination Transaction Fee, in each case of SPAC, New SPAC, Irish Holdco or any of their respective Subsidiaries, and the costs of the SPAC Tail Policy pursuant to Section 7.06(c).

“SPAC Units” means one SPAC Class A Ordinary Share and one-half of one SPAC Public Warrant.

“SPAC Warrant Agreement” means that certain warrant agreement dated January 26, 2021 by and between SPAC and Continental Stock Transfer & Trust Company.

“SPAC Warrants” means the SPAC Public Warrants and the SPAC Founders Warrants, each being whole warrants to purchase SPAC Class A Ordinary Shares as contemplated under the SPAC Warrant Agreement, with each whole warrant exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50.

“Sponsor” means LRT Capital 1 LLC, a Delaware limited partnership.

“Sponsor Parties” means Sponsor and LHT Invest AB, a Swedish limited company.

“Subsidiary” or “Subsidiaries” of any Person means, with respect to such Person, any Affiliate in which such Person, directly or indirectly, through one or more intermediaries owns or controls more than fifty percent (50%) of such Affiliate’s capital stock measured by voting power.

“Supplier” means any Person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company Group Members.

“Tax” or “Taxes” means any and all taxes, levies, duties, withholdings, assessments, fees or other charges, in each case in the nature of taxes, imposed, administered or collected by any Governmental Authority, including wage taxes, income taxes, corporate taxes, capital gains taxes, franchise taxes, sales taxes, use taxes, payroll taxes, employment taxes, withholding taxes, value added taxes, gross receipts taxes, turnover taxes, environmental taxes, car taxes, energy taxes, customs and other import or export duties, escheat or unclaimed property obligations, excise duties, transfer taxes or duties, property taxes, capital taxes, or duties, social security or other similar contributions, together with all related interest, fines, penalties, costs, charges and surcharges, whether disputed or not. Deferred taxes (latente Steuern) are not Taxes within the meaning of this Agreement.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the SPAC Disclosure Schedules, the Sellers Disclosure Schedules, the Company Disclosure Schedules, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by SPAC, Irish Holdco, New SPAC, Sellers or Company in connection with the Transaction and specifically contemplated by this Agreement.

“Transactions” means the SPAC Merger, Share-for-Share Exchange, the Bosch Acquisition and the other transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Virtual Data Room” means the virtual data room established by the Sellers, access to which was given to SPAC in connection with its due diligence investigation of the Company relating to the Transactions.

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	§ 3.05
Additional Financing Consideration	§ 2.02(f)
Additional Funding	§ 6.04(a)
ADSH	Preamble
ADSH Additional Financing Consideration	§ 2.02(f)
ADSH PIPE Agreement	§ 2.09
ADSH PIPE Shares	§ 2.09
Agreement	Preamble
Alternative Transaction	§ 7.04
Audited Financial Statements	§ 4.07(a)
Blue Sky Laws	§ 3.04(b)
Bosch	Preamble
Bosch Additional Financing Consideration	§ 2.02(f)
Cash Consideration Transfer Agreement	Recitals

Cayman Islands Companies Act	§ 2.01(a)
Change in Recommendation	§ 7.02
Chosen Courts	§ 10.06
Claims	§ 6.03
Closing	§ 2.03(a)
Closing Date	§ 2.03(a)
Company	Preamble
Company Closing Statement	§2.02(c)
Company Disclosure Schedule	Article IV
Company Permits	§ 4.06(b)
Confidentiality Agreement	§ 7.03(b)
Continuing Employees	§ 7.05(a)
Contracting Parties	§ 10.11
COVID-19 Relief	§ 4.24
D&O Insurance	§ 7.06(b)
Data Security Requirements	§ 4.13(k)
Enesto	§ 4.03(b)
Enesto Interests	§ 4.03(b)
Environmental Permits	§ 4.15
Exchange Act	§ 3.04(b)
Extraordinary Bonuses	§ 2.07(a)
Government Official	§ 4.18(a)
Insurance Policies	§ 4.17(a)
Investors	Recitals
Irish Holdco	Preamble
Irish Holdco Founders Warrant	§ 2.01(b)(iii)
Irish Holdco Ordinary Shares	Recitals
Joint Account	§ 7.15(c)
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Lock-up Agreement	Recitals
Material Contracts	§ 4.16(a)
Maximum Annual Premium	§ 7.06(b)
New SPAC	Preamble
Nonparty Affiliates	§ 10.11
Ordinary Resolution Proposals	§ 7.02
Outside Date	§ 9.01(b)
Parties	Preamble
PIPE Investment	Recitals
Plan of Merger	Recitals
Plans	§ 4.10(a)
Private Placement Amount	Recitals
Private Placements	Recitals
Registrar	§ 2.01(a)
Registration Rights Agreement	Recitals

Registration Statement / Proxy Statement	§ 7.01(a)
Remedies Exceptions	§ 3.02
Representatives	§ 7.03(a)
SEC	§ 5.07(a)
Securities Act	§ 3.04(b)
Security Incident	§ 4.13(m)
Sellers	Preamble
Sellers Disclosure Schedule	Article III
Share-for-Share Exchange	Recitals
Share Consideration and Loan Transfer Agreement	Recitals
SPAC	Preamble
SPAC Board	Recitals
SPAC Board Recommendation	§ 7.02
SPAC Closing Statement	§ 2.02(c)
SPAC Merger	Recitals
SPAC Merger Effective Time	§ 2.01(a)
SPAC Preferred Stock	§ 5.03(a)
SPAC SEC Reports	§ 5.07(a)
SPAC Shareholder Approval	§ 5.10(b)
SPAC Shareholders’ Meeting	§ 7.02
SPAC Tail Policy	§ 7.06(c)
Special Resolution Proposal	§ 7.02
Sponsor Support Agreement	Recitals
Subscription Agreements	Recitals
Terminating Company Breach	§ 9.01(c)
Terminating SPAC Breach	§ 9.01(d)
Transaction Proposals	§ 7.02
Trust Account	§ 5.13
Trust Agreement	§ 5.13
Trust Fund	§ 5.13
Trustee	§ 5.13

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP for matters with respect to SPAC or New SPAC and IFRS or HGB for matters with respect to the Company.

(e) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the Party to which such information or material is to be provided or furnished (i) in the Virtual Data Room set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form, in each case no later than one (1) day prior to the date hereof.

Article II.
SPAC MERGER, BOSCH ACQUISITION AND SHARE-FOR-SHARE EXCHANGE

Section 2.01 SPAC Merger.

(a) SPAC Merger Effective Time. The SPAC Merger shall become effective at the time the Plan of Merger has been registered by the Registrar of Companies of the Cayman Islands (the “Registrar”) or at such other later date and time as is agreed between the Parties and specified in the Plan of Merger (such date and time is hereinafter referred as the “SPAC Merger Effective Time”). At the SPAC Merger Effective Time, the separate existence of SPAC shall cease and New SPAC shall continue its existence under the Cayman Islands Companies Act (as revised) (the “Cayman Islands Companies Act”) as the surviving company. The SPAC Merger shall have the effects set forth in the Cayman Islands Companies Act, this Agreement and the Plan of Merger.

(b) Conversion of SPAC Securities. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and the Cayman Islands Companies Act and without any action on the part of any Party or the holder of any of their securities, the (i) SPAC Class A Ordinary Shares, (ii) SPAC Class B Ordinary Shares, (iii) SPAC Public Warrants and (iv) SPAC Founders Warrants, in each case, issued and outstanding immediately prior to the SPAC Merger Effective Time (including those issued to the Investors pursuant to the Subscription Agreement), shall be automatically converted or adjusted (as applicable) into the following:

(i) Each SPAC Class A Ordinary Share shall be automatically cancelled in exchange for one (1) validly issued, fully paid and non-assessable Irish Holdco Ordinary Share.

(ii)   Each SPAC Class B Ordinary Share shall be (A) automatically converted into one (1) SPAC Class A Ordinary Share pursuant to and in accordance with the conversion mechanics set forth in Article 17.2 of the SPAC Formation Documentation (without giving effect to the adjustments set forth in Article 17.3 thereof) and following such conversion (B) automatically cancelled in exchange for one (1) validly issued, fully paid and non-assessable Irish Holdco Ordinary Share.

(iii)   Each SPAC Public Warrant shall remain outstanding but shall be automatically adjusted to become one (1) Irish Holdco Public Warrant. Each such Irish Holdco Public Warrant will continue to have, and be subject to, the same terms and conditions set forth in the SPAC Warrant Agreement immediately prior to the SPAC Merger Effective Time, except that each Irish Holdco Public Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole Irish Holdco Ordinary Shares equal to the number of SPAC Ordinary Shares that were issuable upon exercise of such SPAC Public Warrant that was outstanding immediately prior to the SPAC Merger Effective Time. Each SPAC Founders Warrant shall remain outstanding but shall be automatically adjusted to become one (1) Irish Holdco Public Warrant (each, an “Irish Holdco Founders Warrant”). Each such Irish Holdco Founders Warrant will continue to have, and be subject to the same terms and conditions set forth in the SPAC Warrant Agreement immediately prior to the SPAC Merger Effective Time, except that each Irish Holdco Founders Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole Irish Holdco Ordinary Shares equal to the number of SPAC Ordinary Shares that were issuable upon exercise of the such SPAC Founders Warrant that was outstanding immediately prior to the SPAC Merger Effective Time.

(c) Surrender of Irish Holdco Euro Ordinary Shares. With effect from the SPAC Merger Effective Time, the Irish Holdco Euro Ordinary Shares held by SPAC shall be converted and re-designated into the deferred shares and surrendered by SPAC to Irish Holdco for nil consideration and such Irish Holdco Euro Ordinary Shares shall thereafter be held as treasury shares by Irish Holdco.

Section 2.02 Bosch Acquisition, Share-for-Share Exchange and Closing Statements.

(a) Upon the terms and subject to the conditions set forth in the Cash Consideration Transfer Agreement, following the SPAC Merger Effective Time, Bosch shall sell to Irish Holdco the Acquired Shares and Irish Holdco shall accept the sale of the Acquired Shares from Bosch, in exchange for the Cash Consideration and together with all rights attaching to them at the Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Acquired Shares after the Closing).

(b)   Upon the terms and subject to the conditions set forth in the Share Consideration and Loan Transfer Agreement, following the SPAC Merger Effective Time and in advance of Irish Holdco becoming a Relevant Company, Sellers shall contribute to Irish Holdco the Contributed Shares in exchange for the issue by Irish Holdco of the Share Consideration to the Sellers and together with all rights attaching to them at the Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Contributed Shares after the Closing).

(c) The Acquired Shares, the Contributed Shares, the Purchased Loans and the Additional Financing loans are not transferred by virtue of this Agreement but will be transferred to Irish Holdco with effect “in rem” subject to the payment of the Cash Consideration, the Share Consideration, the Purchased Loan Consideration and the Additional Financing Consideration, as the case may be, by means of separate notarial share and loan transfer agreements (the Cash Consideration Transfer Agreement and the Share Consideration and Loan Transfer Agreement, respectively) to be entered into pursuant to Section 2.03(b).

(d) Subject to the payment of the Cash Consideration and the Share Consideration, Bosch herewith assigns to Irish Holdco all rights under or in connection with the share purchase and investment agreement dated 12 October 2018 (roll of deeds no. 935/2018 of the notary public Dr. Peter Sigel, Stuttgart, Germany).

(e) Subject to the condition subsequent of the termination of this Agreement (in which case the waiver contemplated by this clause (e) shall be deemed not to have been made), the Sellers herewith irrevocably waive any and all rights under or in connection with the Company Shareholders’ Agreement and/or the Company’s articles of association which will be triggered as a consequence of the execution of this Agreement or the consummation of the Transactions, including, without limitation, rights of first refusal and pre-emption rights. Such waiver (as limited above) shall be repeated in the Cash Consideration Transfer Agreement and the Share Consideration and Loan Transfer Agreement, respectively.

(f)   Upon the terms and subject to the conditions set forth in the Share Consideration and Loan Transfer Agreement, Irish Holdco shall acquire from (1) ADSH the Purchased Loans ADSH has made to the Company and which on the Closing Date remain outstanding, for an amount in cash equal to the ADSH Purchased Loan Consideration (subject to the adjustments set forth in Section 2.09) and (2) Robert Bosch the Purchased Loans Robert Bosch has made to the Company and which on the Closing Date remain outstanding, for an amount in cash equal to the Bosch Purchased Loan Consideration. In addition, Irish Holdco shall acquire from (i) ADSH and its Affiliates any loans constituting Additional Financing that ADSH or its Affiliates has made to the Company after the date hereof and remain outstanding on the Closing Date, for an amount in cash equal to the (w) total amount owed by the Company to ADSH or its Affiliates under such Additional Financing, including any accrued and unpaid interest thereon as of the Closing Date (as set forth in Euros) multiplied by (x) the Exchange Rate (the “ADSH Additional Financing Consideration”) and (ii) Bosch and its Affiliates any loans constituting Additional Financing that Bosch or its Affiliates has made to the Company after the date hereof and remain outstanding on the Closing Date, for an amount in cash equal to the (y) total amount owed by the Company to Bosch or its Affiliates under such Additional Financing, including any accrued and unpaid interest thereon as of the Closing Date (as set forth in Euros) multiplied by (z) the Exchange Rate (the “Bosch Additional Financing Consideration”, together with the ADSH Additional Financing Consideration, the “Additional Financing Consideration”).

(g) Not fewer than three (3) days prior to the anticipated Closing Date, the Company shall deliver to SPAC a certificate executed by an executive officer of the Company (the “Company Closing Statement”) setting forth the Company’s calculation of the Company Facility Amount, the ADSH Purchased Loan Consideration, the Bosch Purchased Loan Consideration, the ADSH Additional Financing Consideration, the Bosch Additional Financing Consideration, Cash Consideration, any item requiring an adjustment to Consideration Value Amount under Section 2.07 (or if there is no such adjustment required, a statement that no adjustment to the Consideration Value Amount is required under Section 2.07), the Company Transaction Expenses, to the extent such amount is to be paid or reimbursed by the Company, any Company Subsidiary or Irish Holdco, including reasonable supporting materials for such items and itemization of such unpaid or unreimbursed Company Transaction Expenses (with name of vendor, reasonable description of services of vendor and the cost and expenses for each vendor), a statement certifying that cash from Additional Funding was not used to pay outstanding balances of the Purchased Loans, the Acquired Shares (including the numbers for such shares) and the Contributed Shares (including the numbers for such shares). Prior to the Closing, SPAC shall have an opportunity to review the Company Closing Statement and discuss such statement with the persons responsible for its preparation, and the Company shall reasonably cooperate with SPAC in good faith to timely respond to any questions and consider in good faith any comments regarding the Company Closing Statement. The Company shall revise such Company Closing Statement to incorporate any changes that are necessary or appropriate given such comments. If, after the delivery of the Company Closing Statement and prior to the Closing Date, the Company becomes aware of any changes in the Company Facility Amount, the ADSH Purchased Loan Consideration, the Bosch Purchased Loan Consideration, the ADSH Additional Financing Consideration, the Bosch Additional Financing Consideration, the Company Transaction Expenses (to the extent such amount is to be paid or reimbursed by the Company, any Company Subsidiary or Irish Holdco), any item requiring an adjustment to Consideration Value Amount under Section 2.07, the Acquired Shares (including the numbers for such shares) or the Contributed Shares (including the numbers for such shares), the Company shall provide an updated Company Closing Statement with such updated numbers and such updated Company Closing Statement shall be subject to the terms and conditions of this Section 2.02(g).

(h) Not fewer than three (3) days prior to the anticipated Closing Date, SPAC shall deliver to the Company a certificate executed by an executive officer of SPAC (the “SPAC Closing Statement”) setting forth SPAC’s calculation of the unpaid SPAC Transaction Expenses, and reasonable supporting materials for such items and itemization of such unpaid SPAC Transaction Expenses (with name of vendor, reasonable description of services of vendor and the cost and expenses for each vendor). Prior to the Closing, the Company shall have an opportunity to review the SPAC Closing Statement and discuss such statement with the persons responsible for its preparation, and SPAC shall reasonably cooperate with the Company in good faith to timely respond to any questions and consider in good faith any comments regarding the SPAC Closing Statement. The SPAC shall revise such SPAC Closing Statement to incorporate any changes that are necessary or appropriate given such comments. If, after the delivery of the SPAC Closing Statement and prior to the Closing Date, SPAC becomes aware of any changes in the amount of the SPAC Transaction Expenses, SPAC shall provide an updated SPAC Closing Statement with such updated numbers and such updated SPAC Closing Statement shall be subject to the terms and conditions of this Section 2.02(h).

Section 2.03 Closing.

(a) Closing. Upon the terms and subject to the conditions of this Agreement and to the extent permitted by Law and except as set forth otherwise herein, the closing of the Transactions (other than the PIPE Investment, which shall close at least one (1) Business Day prior to the SPAC Merger Effective Time) (the “Closing”) shall take place remotely by the exchange of closing deliverables and the taking of the closing actions contemplated by Section 2.03(b) (except in the case of the payments contemplated by Section 2.03(b), which shall be made as promptly as practicable after such time), which shall occur on the third (3rd) Business Day after the satisfaction (or waiver in accordance with this Agreement) of the last to occur of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver, of such conditions at the Closing) unless another date or place is agreed to in writing by the Parties (such date on which the Closing occurs, the “Closing Date”).

(b) Closing Order. At the Closing, the Parties shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions of this Agreement:

(i) SPAC shall make or cause to be paid any payments required to be made by SPAC in connection with the exercise of the Redemption Rights;

(ii)   SPAC, as the sole shareholder of Irish Holdco, shall adopt resolutions, in a form reasonably acceptable to the Parties, regarding the amendments to the articles of association of Irish Holdco in the form of Exhibit H, including the capital increase for the issuance of new shares in Irish Holdco to ADSH as ADSH Share Consideration and to Bosch as Bosch Share Consideration and such other corporate governance matters of Irish Holdco as the Parties may mutually agree (including authorizations to the Irish Holdco Board to issue or grant rights to subscribe for Irish Holdco Ordinary Shares and to exclude pre-emptive rights relating thereto for the five (5)-year period after the SPAC Merger);

(iii)   the Plan of Merger and all other ancillary documents required in connection with the SPAC Merger, shall be prepared and executed in accordance with the relevant provisions of the Cayman Islands Companies Act and filed with the Registrar of Companies of the Cayman Islands;

(iv) Bosch shall transfer to Irish Holdco, and Irish Holdco shall accept from Bosch the Acquired Shares by means of signing the Cash Consideration Transfer Agreement in front of the Notary Public, a certified copy and scanned copy of which shall be delivered to each of Irish Holdco and Bosch, in exchange for the Cash Consideration;

(v) Sellers shall transfer to Irish Holdco, and Irish Holdco shall accept from Sellers the Contributed Shares by means of signing the Share Consideration and Loan Transfer Agreement in front of the Notary Public, a certified copy and scanned copy of which shall be delivered to each of Irish Holdco and Sellers and Irish Holdco shall deliver to Bosch the Bosch Share Consideration and to ADSH the ADSH Share Consideration; and

(vi) Each Seller shall, and shall procure that its Affiliates (as the case may be) shall, transfer to Irish Holdco, and Irish Holdco shall accept from each Seller (and its Affiliates) the Purchased Loans and any other loans constituting Additional Financing in exchange for the Purchased Loan Consideration and the Additional Financing Consideration, respectively, to which such Seller (or its Affiliates) is entitled hereunder.

(c) Closing Deliverables. At the Closing:

(i) Sellers shall deliver (or cause to be delivered) to SPAC and Irish Holdco:

(A) proof of termination of the Company Shareholders’ Agreement (effective as of Closing);

(B)   a counterpart of each Ancillary Agreement to be executed prior to or at the Closing by Sellers, the Company or any of their respective Affiliates, duly executed by Sellers, the Company or their respective Affiliates, as applicable; and

(C)   A duly executed power of attorney on behalf of each of Sellers and the Company with respect to the transfer of the Contributed Shares and the Acquired Shares and such other documentation as required in order to execute the relevant notarial deeds at the Closing.

(ii) Following the payment of the Cash Consideration to an account or accounts designated by Bosch, Bosch shall deliver to the Notary Public a written confirmation of Bosch’s receipt thereof and shall instruct the Notary Public to submit to the competent commercial register a new list of shareholders of the Company reflecting the transfer of the Acquired Shares;

(iii)  Following the Share Consideration having been delivered to the Sellers, Bosch and ADSH shall each deliver to the Notary Public written confirmation of such Seller’s receipt thereof and shall instruct the Notary Public to submit to the competent commercial register a new list of shareholders of the Company reflecting the transfer of the Contributed Shares;

(iv) SPAC shall deliver (or cause to be delivered) to Sellers:

(A) a counterpart of each Ancillary Agreement to be executed prior to or at the Closing by SPAC, Irish Holdco or New SPAC, duly executed by SPAC, Irish Holdco or New SPAC, as applicable;

(B) proof of payment of the Purchased Loan Consideration and the Additional Financing Consideration to an account or accounts designated by Bosch and by ADSH;

(C) Duly executed powers of attorney on behalf of Irish Holdco and/or New SPAC and such other documentation as required in order to execute the relevant notarial deeds at the Closing, as applicable.

(d) Capitalization. Exhibit I sets forth an illustrative calculation of the capitalization of Irish Holdco immediately following the consummation of the Transactions.

Section 2.04 Tax Treatment of SPAC Merger. It is intended that for U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment) that the SPAC Merger qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code; provided, however, notwithstanding any other provision of this Agreement, neither the Company nor either Seller (nor any other Person on behalf of the Company or either Seller) has made or makes, any representation or warranty, whether express or implied, with respect to the intended Tax treatment of the SPAC Merger as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and any such representations or warranties are expressly disclaimed, and neither the Company nor the Sellers (nor any other Person on behalf of the Company or the Sellers) shall be responsible if the intended Tax treatment is not achieved. The Parties shall not knowingly take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent such tax treatment and references to knowledge for the purposes of this Section 2.04 shall refer only to the actual knowledge of each of Seller (and no Seller shall be imputed to have the knowledge of any other person) and further provided that taking or causing to be taken any action, or failing to take or causing to be taken any action, in compliance with its obligations under this Agreement (including, without limitation, any reimbursement obligation pursuant to Section 9.03) shall not result in any breach by any Seller or the Company of this Section 2.04. By executing this Agreement, Irish Holdco, SPAC and New SPAC hereby adopt a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 with respect to the SPAC Merger.

Section 2.05 Tax Treatment of Company Share Contribution to Irish Holdco The Parties are aware and acknowledge that (i) the business previously conducted by ADSH and contributed to the Company was contributed in exchange for the issuance of new shares by way of a contribution agreement with tax effect of December 31, 2017 with a continuation of the contributed assets for German tax purposes at tax book values (buchwertneutrale Einbringung gemäß § 20 UmwStG); and (ii) ADSH intends by this Agreement to contribute the Company Shares held by ADSH to Irish Holdco in a tax free, tax-neutral capital contribution transaction for German tax purposes in exchange for new shares of Irish Holdco (qualifizierter Anteilstausch gemäß § 21 UmwStG). Against that background, the Parties agree to cooperate and support each other in such a way that the aforementioned transfers can be treated as of the date of this Agreement as tax free and tax neutral for German tax purposes. Irish Holdco agrees to provide the Sellers upon request and without undue delay with all information and evidence necessary or reasonably helpful to establish the tax free, tax neutral aforementioned transfers within the meaning of § 22 (3) UmwStG (it being understood that Irish Holdco shall not be responsible for expenses attributable to providing such information and evidence in excess of €10,000). Further, notwithstanding any other provision of this Agreement, neither Irish Holdco, SPAC nor New SPAC (nor any other Person on behalf of Irish Holdco, SPAC or New SPAC) has made or makes, any representation or warranty, whether express or implied, with respect to the intended Tax treatment of the Share-for-Share Exchange for German tax purposes, and any such representations or warranties are expressly disclaimed, and neither Irish Holdco nor SPAC (nor any other Person on behalf of Irish Holdco or SPAC) shall be responsible if the intended Tax treatment is not achieved; provided however that Irish Holdco, SPAC and New SPAC shall not knowingly take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent such tax treatment of the share transfers to Irish Holdco (and references to knowledge for the purposes of this Section 2.05 shall refer only to the actual knowledge of SPAC and Irish Holdco and neither SPAC nor Irish Holdco shall be imputed to have the knowledge of any other person) and further provided that taking or causing to be taken any action, or failing to take or causing to be taken any action, in compliance with its obligations under this Agreement (including, without limitation, any reimbursement obligation pursuant to Section 9.03) shall not result in any breach by SPAC or Irish Holdco of this Section 2.05.

Section 2.06 Withholding. Notwithstanding anything in this Agreement to the contrary, SPAC, Irish Holdco and New SPAC shall be entitled to deduct and withhold from any consideration payable to any Person pursuant to this Agreement any amount required to be deducted or withheld under applicable Tax Law; provided, however, that the Parties agree to reasonably cooperate to eliminate or mitigate any such deductions or withholding Taxes. To the extent that any such amounts are deducted or withheld by SPAC, Irish Holdco or New SPAC, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made, and to the extent any such amounts are deducted or withheld from any consideration payable to any Seller, SPAC, New SPAC and Irish Holdco shall provide any such Seller with proof of payment of such deduction or withholding Taxes to the relevant Governmental Authority without undue delay.

Section 2.07 Consideration Value Amount Adjustments. Notwithstanding anything in this Agreement to the contrary, the Consideration Value Amount shall be reduced by the aggregate amount of: (a)

(a) all bonuses or other similar awards or payments, issued or paid (or that have been approved or planned to be issued or paid), to directors, officers, managers or employees of the Company or Company Subsidiaries, on the date hereof until the Closing, except for bonuses or similar awards or payments (i) issued or paid in the Ordinary Course or (ii) set forth in Section 4.11(a) no. 4 of the Company Disclosure Schedule (such bonuses, awards or payments, the “Extraordinary Bonuses”); and

(b) any individual claim (or related claims) made by a single customer arising outside the Ordinary Course after the date of this Agreement for a refund, rebate or similar credit against the Company, in an amount in excess of €5,000,000, that remains outstanding as of the Closing.

Section 2.08 Directors and Officers. The Parties shall cause the Irish Holdco Board and the officers of Irish Holdco, as of immediately following the SPAC Merger Effective Time, to be comprised of the individuals set forth on Exhibit J.

Section 2.09 ADSH PIPE Matters. Pursuant to that certain Subscription Agreement by and between ADSH and SPAC dated August 9, 2021, (the “ADSH PIPE Agreement”) ADSH has committed, subject to the terms and conditions thereof, to purchase 1,000,000 SPAC Class A Ordinary Shares (the “ADSH PIPE Shares”) for $10,000,000. The Parties agree that, subject to and effective as of the PIPE Closing, ADSH shall pay $3,000,000 in cash and assign the right to receive $7,000,000 of the ADSH Purchased Loan Consideration to SPAC in consideration for the ADSH PIPE Shares. Subject to and effective as of the PIPE Closing Date, ADSH hereby assigns the right to receive $7,000,000 of the ADSH Purchased Loan Consideration, and SPAC hereby accepts such assignment and confirms, without any further action required of any person, fulfilment of the payment obligation of ADSH for the ADSH PIPE Shares under the ADSH PIPE Agreement, upon the assumption of the right to receive $7,000,000 of the ADSH Purchased Loan Consideration by SPAC and payment of $3,000,000 in cash by ADSH.

Article III.
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in Sellers’ disclosure schedule delivered by Sellers in connection with this Agreement (the “Sellers Disclosure Schedule”), each Seller (on behalf of itself and not the other Seller) hereby represents and warrants to SPAC, Irish Holdco and New SPAC as follows:

Section 3.01 Organization and Qualification. Such Seller is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, formation or incorporation, as applicable.

Section 3.02 Authority Relative to this Agreement. Such Seller has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery, and performance of this Agreement and the Transaction Documents by such Seller and the consummation by each Seller of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of such Seller is necessary to authorize enter into or performance of this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the other Seller, the Company, SPAC, Irish Holdco and New SPAC, constitutes a legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).

Section 3.03 Capitalization. Bosch is the legal and beneficial owner of 12,496 Company Shares and ADSH is the legal and beneficial owner of 19,543 Company Shares, free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities Laws and the Company’s organizational documents, including its articles of association and the Company Shareholders’ Agreement. Upon delivery to Irish Holdco at the Closing of the Acquired Shares and Contributed Shares, good and valid title to the Acquired Shares and Contributed Shares will pass to Irish Holdco, free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities Laws and the Company’s organizational documents, subject to Irish Holdco having legal capacity and authority to accept such delivery. ADSH is the sole legal, beneficial and equitable owner of the Purchased Loans granted by ADSH to the Company and, subject to the limitation provided by German insolvency law, has good and marketable title thereto, and has the right to assign, sell and transfer such Purchased Loans to Irish Holdco free and clear of any Lien, and ADSH has not sold, assigned or otherwise transferred any right or interest in or to such Purchased Loans. Robert Bosch is the sole legal, beneficial and equitable owner of the Purchased Loans granted by Robert Bosch to the Company and, subject to the limitation provided by German insolvency law, has good and marketable title thereto, and has the right to assign, sell and transfer such Purchased Loans to Irish Holdco free and clear of any Lien, and Robert Bosch has not sold, assigned or otherwise transferred any right or interest in or to such Purchased Loans. At the Closing, any Seller or its Affiliate that has granted any Additional Financing loan, is the sole legal, beneficial and equitable owner of such loan and, subject to the limitations provided by German insolvency law, has good and marketable title thereto, and has the right to assign, sell and transfer such loan to Irish Holdco free and clear of any Lien, and such Seller or its Affiliate has not sold, assigned or otherwise transferred any right or interest in or to such loan.

Section 3.04 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 3.04(a) of the Sellers Disclosure Schedule, the execution and delivery by such Seller of this Agreement and the Transaction Documents to which it is a party does not and will not, and subject to receipt of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 3.04(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 3.04(a) of the Sellers Disclosure Schedule, the performance of this Agreement and the consummation of the Transactions by such Seller, and compliance with the provisions hereof and thereof will not (i) conflict with or violate any provision of the certificate of incorporation or articles or any equivalent organizational documents of such Seller, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 3.04(b) have been obtained and all filings and obligations described in Section 3.04(b) have been made, conflict with or violate any Law applicable to Sellers or by which any property or asset of Sellers is bound or affected, or (iii) result in any violation or breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of or result in termination, amendment, acceleration or cancellation of any obligation, or to the loss of a benefit under any Contract or right to which such Seller is a party or would result in the creation of any Lien (other than any Permitted Lien) on any property or asset or Equity Interest of such Seller pursuant to, any Contract to which such Seller is a party or by which any asset or property of such Seller is bound, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien, however, with respect to clauses (a)(ii) and (a)(iii) only if this, individually or in the aggregate, would prevent such Seller from performing its material obligations under this Agreement.

(b) The execution and delivery by such Seller of this Agreement and the Transaction Documents to which it is a Party does not, and the performance of this Agreement by Sellers will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”), any applicable Anti-Corruption Laws and state takeover and foreign investment control laws, and filing and recordation of appropriate merger documents as required by the Cayman Islands Companies Act or any other applicable Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on such Seller or prevent such Seller from performing their obligations under this Agreement.

Section 3.05 Absence of Litigation. There is no litigation, suit, claim, charge, grievance, action, proceeding, audit, order, writ, judgment, injunction or investigation by or before any Governmental Authority (each an “Action”) pending or, to the knowledge of such Seller, threatened against such Seller, or any property or assets of such Seller, which would reasonably be expected to adversely and materially affect or materially restrict the ability of such Seller to enter into and perform such Seller’s obligations under this Agreement.

Section 3.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of each Seller or its Affiliates (other than the Company).

Article IV.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to SPAC, Irish Holdco and New SPAC as follows:

Section 4.01 Organization and Qualification. The Company and each Company Subsidiary is a legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the respective jurisdiction of its organization, formation or incorporation, as applicable, and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate be expected to have a Company Material Adverse Effect.

Section 4.02 Organizational Documents. The Company has prior to the date of this Agreement made available to SPAC in the Virtual Data Room a complete and correct copy of the certificate of incorporation, bylaws, articles of association or equivalent organizational documents (being articles of association in the case of the Company), each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws, articles of association or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, bylaws, articles of association or equivalent organizational documents.

Section 4.03 Capitalization.

(a) Bosch owns 12,496 Company Shares and ADSH owns 19,543 Company Shares. There are no Equity Interests issued or outstanding in the Company other than the Company Shares which are held by the Sellers. A true and complete list of all the Equity Interests issued or outstanding in the Company is set forth in Section 4.03(a) of the Company Disclosure Schedule. All of the outstanding Equity Interests (i) are duly authorized, validly issued, fully paid and nonassessable and no repayment or refunds, neither openly nor concealed, have been made, and (ii) have been issued and granted in compliance in all material respects with the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung, “GmbHG”), all preemptive rights and other requirements set forth in applicable Contracts to which the Company is a party and the organizational documents of the Company. The Company Shares validly exist, are, subject to the termination of the Company Shareholders’ Agreement and except as disclosed in the articles of association, between the Sellers, free and clear of all Liens, options, rights of first refusal and limitations on the Company’s voting or transfer rights other than transfer restrictions under applicable securities laws and its organizational documents. Upon transfer to Irish Holdco at the Closing of the Acquired Shares and the Contributed Shares, good and valid title to the Acquired Shares and the Contributed Shares will pass to Irish Holdco, free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities laws and the Company’s organizational documents, subject to Irish Holdco having legal capacity and authority to accept such delivery.

(b)   A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding Equity Interests (for any German incorporated Company Subsidiary, the most recently published list of shareholders) of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.03(b) of the Company Disclosure Schedule, and there are no Equity Interests issued or outstanding in any Company Subsidiary except as set forth thereon. The Company is the legal and beneficial owner of the shares with the numbers 101 through 150 with a nominal value of each EUR 100 (the “Enesto Interests”) in enesto GmbH (“Enesto”), which constitutes twenty percent (20%) of the Equity Interests of Enesto, free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities Laws and the Enesto’s organizational documents. Except as set forth in Section 4.03(b) of the Company Disclosure Schedule and except for the Enesto Interests, none of the Company or the Company Subsidiaries directly or indirectly own, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other entity. All of the outstanding Equity Interests of the Company Subsidiaries (i) are duly authorized, validly issued, fully paid and nonassessable and (ii) have been issued and granted in compliance in all material respects with the GmbHG and other applicable Laws and all preemptive rights and other requirements set forth in applicable Contracts to which any Company Subsidiary is a party and the organizational documents of the Company Subsidiaries. Each outstanding Equity Interest of each Company Subsidiary is owned 100% by the Company or another Company Subsidiary and are free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting or transfer rights other than transfer restrictions under applicable securities laws and their respective organizational documents.

(c) Except as set forth in Section 4.03(c) of the Company Disclosure Schedule, the Company Shareholders’ Agreement and the Company’s articles of association, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests in, the Company or any Company Subsidiary. Except as set forth in Section 4.03(c) of the Company Disclosure Schedule and the Company’s articles of association, neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Equity Interests in the Company or any Company Subsidiary. Except as set forth in Section 4.03(c) of the Company Disclosure Schedule, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or among any holder of Equity Interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of any of the Equity Interests or other securities of the Company or any Company Subsidiary. Except as set forth in Section 4.03(c) of the Company Disclosure Schedule and except for the Enesto Interests, the Company owns no Equity Interests in any Person.

(d) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests of the Company, any Company Subsidiary, Enesto or any other Person, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person other than a Company Subsidiary. Except as set forth in Section 4.03(d) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary relating to the Enesto Interests or Enesto.

Section 4.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by SPAC, Irish Holdco, New SPAC and the Sellers, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by the Remedies Exceptions.

Section 4.05 No Conflict; Required Filings and Consents; Board and Shareholder Approvals.

(a) Except as set forth in Section 4.05(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and subject to receipt of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices as set forth in Section 4.05(a) of the Company Disclosure Schedule, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation, articles or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party or by which any asset or property of the Company or any Company Subsidiary is bound, except, with respect to clauses (a)(ii) and (a)(iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, and filing and recordation of appropriate merger documents as required by the Cayman Islands Companies Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

(c) The shareholders of the Company have approved by shareholders’ resolution dated July 29, 2021 the adoption and implementation of this Agreement and the Transaction Documents as well as the other Transactions contemplated by this Agreement and the Transaction Documents.

Section 4.06 Compliance with Laws; Company Permits.

(a) Except as set forth in Section 4.06(a) of the Company Disclosure Schedules, the Company and the Company Subsidiaries are, and since January 1, 2019 have been, in compliance, in all respects, with all applicable Law, except where such non-compliance would not be material to the Company and the Company Subsidiaries, as a whole. Neither Company nor any of the Company Subsidiaries has received any notice or other communication from any Governmental Authority regarding any actual or alleged violation of, or failure to comply, with any applicable Law.

(b) Except as set forth in Section 4.06(b)(i) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease, occupy and operate its properties and assets or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not be material to the Company and the Company Subsidiaries, as a whole. All such Company Permits are identified on Section 4.06(b)(ii) of the Company Disclosure Schedule, including their respective dates of issuance and expiration, and true, complete and accurate copies thereof have been provided or made available to SPAC in the Virtual Data Room. All such Company Permits are valid and in full force and effect and, immediately following the Closing, will be valid and in full force and effect on terms identical to those under which, immediately before the Closing, the Company and/or Company Subsidiary held such Company Permit except to the extent would not be material to the Company and the Company Subsidiaries, as a whole. Neither Company nor any of the Company Subsidiaries has received any written notification or other written communication from any Governmental Authority or any other Person (i) that may affect the validity of such Company Permits applicable to it and/or the renewal of such Company Permits, (ii) stating that the Company or any Company Subsidiary is not in compliance in any material respect with any such Company Permit or any claims of any violations of any material terms of the Company Permit that have not been complied with or of any actual or possible revocation, withdrawal, or restriction. Neither the Company, any Company Subsidiary nor any products or services of the Company and the Company Subsidiaries is, or has been since January 1, 2019, in conflict with, or in default, breach or violation of, (x) any material Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (y) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.07 Financial Statements.

(a) The Company has made available to SPAC in the Virtual Data Room true and complete copies of the audited balance sheet of the Company as of December 31, 2019 and December 31, 2020, and the related audited statements of operations and cash flows of the Company for each of the years then ended, each audited in accordance with the auditing standards of the PCAOB, together with an unqualified (except with respect to material weaknesses) audit opinion thereon from the auditor (collectively, the “Audited Financial Statements”), which are set forth as Section 4.07(a) of the Company Disclosure Schedule and subject to the disclosures made therein. The audit opinion referred to in the preceding sentence and delivered on or before the date of the execution of this Agreement reflect an audit conducted in accordance with U.S. Generally Accepted Auditing Standards and, upon filing of the Registration Statement on Form F-4 contemplated herein, the auditor will release its audit opinion (a form of which has been made available to SPAC) reflecting an audit conducted in accordance with the auditing standards of the PCAOB. Each of the Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with the accounting principles set forth in the IFRS, applied on a consistent basis throughout the periods indicated, (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein, and (iii) were made based on reasonable assumptions and in good faith by management. No financial statements of any Person other than the Company are required by IFRS to be included in the Audited Financial Statements.

(b) Except as and to the extent set forth in the Audited Financial Statements, neither Company nor any Company Subsidiary has any liability or obligation of any nature whatsoever (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with IFRS, except for: (i) liabilities that were incurred in the Ordinary Course since December 31, 2020 (and in any event do not relate to breach of contract, tort or noncompliance with Law), (ii) obligations for future performance under any Contract to which the Company or any Company Subsidiary is a party (and in any event do not relate to breach of contract, tort or noncompliance with Law) or (iii) such other liabilities and obligations which are not, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(c) Since January 1, 2019, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, or accountant of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the board of directors of the Company or any committee thereof, in each case (i) and (ii), individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(d) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary, or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(e) No current or former independent auditor for the Company or Company Subsidiaries has initiated an alert procedure, has resigned or been dismissed from such capacity as a result of or in connection with any disagreement with the Company or Company Subsidiaries on a matter of accounting practices.

(f) The Company maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS, including policies and procedures sufficient to provide reasonable assurance: (i) that the Company maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with IFRS; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. The Company has delivered to SPAC a true and complete copy of any disclosure by any representative of the Company to the Company’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would materially adversely affect the ability of the Company to record, process, summarize and report financial data. The Company has no knowledge of any fraud or whistle-blower allegations that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of the Company. Since March 31, 2021, there have been no material changes in the Company’s internal control over financial reporting.

(g) The 2021 Interim Financials, when delivered by the Company, shall (i) be true and complete, (ii) be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(h) The Company does not participate in any cash pooling system with either of the Sellers or any third party regarding excess cash of the Company, other than the current account of the Company with its current bank Volksbank Esslingen eG.

(i) Section 4.07(i) of the Company Disclosure Schedule lists, as of the date of this Agreement, all Intercompany Debt and Intercompany Payables.

(j) Except as set forth in Section 4.07(j) of the Company Disclosure Schedule, there are no Purchased Loans.

Section 4.08 Absence of Certain Changes or Events. Since December 31, 2020 and on and prior to the date of this Agreement, except as expressly contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course. There has not been:

(a) Any event, change, circumstance, state of facts, condition, action or effect, alone or in combination, that has had, or would be reasonably likely to have, individually or in the aggregate a Company Material Adverse Effect;

(b) Any event, change, circumstance, state of facts, condition, action or effect that, if such event, change, circumstance, state of facts, condition, action or effect had occurred, existed or been taken during the period from the date of this Agreement through the Closing Date, would constitute or result in a breach of any of the covenants set forth in Section 6.01; and

(c) A sale, assignment, transfer, lapse, abandonment or disposal of any right, title, or interest in or to any of their respective material assets (including Company-Owned IP) other than in the Ordinary Course.

Section 4.09 Absence of Litigation. Except as set forth in Section 4.09 of the Company Disclosure Schedule, there is no (and has not been since January 1, 2019) Action pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary in each case with a value exceeding €250,000. Neither the Company nor any Company Subsidiary, nor any property or asset of the Company or any Company Subsidiary, is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority except for any such Actions that would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director, or under which the Company or any Company Subsidiary has or could reasonably be expected to incur any material liability (contingent or otherwise), whether of an individual or collective labor law nature and including commitments based on works custom (betriebliche Übung), regarding employee benefits of any kind, except for the pension plans, such as anniversary, holiday or jubilee payments, bonuses, profit participation, stock options, stock appreciation rights or similar rights, deferred compensation, early retirement, severance pay, employee health or welfare benefit plan, or any other fixed or variable remuneration elements (collectively, whether or not material, the “Plans”). The Company has separately identified in Section 4.10(a) of the Company Disclosure Schedules (i) each Plan that contains a change in control provision and (ii) each Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company or any Company Subsidiary.

(b) With respect to each Plan, the Company has made available to SPAC in the Virtual Data Room, if applicable (i) a true and complete copy of the current plan document and all amendments thereto, (ii) all documents pursuant to which the Plan is maintained, funded and administered, (iii) the most recent actuarial valuation of benefit obligations and (iv) copies of the most recent summary plan description and any summaries of material modifications. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by applicable Law.

(c)   Each Plan is and has been in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws. The Company has performed, in all material respects, all obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the Ordinary Course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(d) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries. All Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, in accordance with statutory requirements and based upon reasonable actuarial assumptions, except as would not result in material liability to the Company and the Company Subsidiaries. No social security authority is now asserting any deficiency or claim for additional social security contributions (or interest thereon or penalties in connection therewith) except as would not result in material liability to the Company and the Company Subsidiaries. To the knowledge of the Company, there are no material facts or circumstances existing or having arisen which have or may lead to a reassessment by any social security authority of social security contributions to be made by the Company and the Company Subsidiaries.

(e) Except as set forth on Section 4.10(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event) (i) would reasonably be expected to accelerate the time of any payment or trigger any funding of any compensation or benefit due to any service providers of the Company or any of the Company Subsidiaries, or trigger any other obligation under the Plans or (ii) would reasonably be expected to result in any payment or benefit that may not be deductible.

(f)   Other than statutory pension rights (gesetzliche Rentenversicherung), no pension or retirement schemes or any other similar commitments or arrangements with any employee of the Company or any Company Subsidiary was made or promised by the Company or any Company Subsidiary.

Section 4.11 Labor and Employment Matters.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company and each Company Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (1) anonymized; (2) title or position (including whether full or part time); (3) weekly working hours, (4) hire date; (5) annual vacation; (6) current annual base compensation; (7) commission, bonus or other incentive based monetary compensation; and (8) notice period for termination but only if there is a deviation of the statutory period of termination and statutory special protection against dismissal, if any.

(b) Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, as of the date hereof and during all times since January 1, 2019, there has not been any material default in payment of all compensation, including wages, commissions and bonuses, due to all employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof (or proper accruals have been made).

(c) Except as set forth in Section 4.11(c) of the Company Disclosure Schedule there are not in existence:

(i) any collective bargaining agreements binding on the Company;

(ii)  any Contracts to which the Company or the Company Subsidiaries is a party involving share options for any existing or former employees or corporate officers or any of their dependents;

(iii) any Contracts or arrangements between the Company or Company Subsidiaries and existing or former corporate officers or employees of the Company or the Company Subsidiaries including Contracts or arrangements for any indemnity for the benefit of any existing or former corporate officers or employees or any of their dependents; or

(iv) any arrangements by which any person has the use of any credit or charge card or account in the name of the Company or the Company Subsidiaries.

(d) As of the date of this Agreement and since January 1, 2019, there are or were no strikes, lockouts or work stoppages existing or, to the knowledge of the Company, threatened, with respect to any employees of the Company or any Company Subsidiary or any other individuals who have provided services with respect to the Company or any Company Subsidiary. There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees, except for any such Actions that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

(e) As of the date of this Agreement and during the one (1) year period immediately prior to this Agreement, there is or was no collective redundancy plan implemented within the Company or the Company Subsidiaries.

(f) The Company has at all times complied in all material respects with all employment laws, orders, decrees, judgments or authorities decisions/reminders and in particular, but without limitation, those concerning the appointment, meetings and functions of employees representatives and or trade union organizations (notably their statutory obligations to inform and consult appropriate representatives and to negotiate with union representatives as required by Law), those relating to health and safety at work, those relating to remuneration, including minimum wage legislation, working time regulations (including overtime and work on Sundays), fixed-term (including recourse to), part-time or temporary Contracts, training programs, benefits, gender equality agreement and short-time and unemployment.

(g) The Company and the Company Subsidiaries are not party to any (i) material shop agreements (Betriebsvereinbarungen), (ii) general commitments (Gesamtzusagen), (iii) reconciliation of interest agreements (Sozialpläne), (iv) collective bargaining agreements (Tarifverträge), as well as (v) any other agreements or commitments restricting the Company’s or a Company Subsidiary’s discretion to dismiss employees or amend their terms of employment except as set out in individual employment agreements listed in Section 4.11(a) of the Company Disclosure Schedule.

(h) Save as required by Law and set out in Section 4.10(a) and Section 4.11(a) of the Company Disclosure Schedule, the Company and Company Subsidiaries are not under any material liability or obligation or party to any material ex-gratia arrangements or promise to pay pensions, gratuities, retirement benefits, medical benefits post retirement or the like to any of their employees or former employees nor are they under any material liability (actual or contingent) to pay or secure (other than by payment of employers’ contributions under social security legislation), any pension or other benefit on retirement, death or disability or on the attainment of a specified age or on the completion of a specified number of years of service.

(i) The Company and the Company Subsidiaries have paid all contributions (meaning any mandatory or voluntary social security charges, contributions, unemployment insurance, health insurance and retirement contribution schemes under applicable law) payable and due for any salary, remuneration in kind, bonus, or under any retirement and benefit plans, and have complied with Law in this regard in all material respects.

(j) As of the date of this Agreement, no employee or corporate officer of the Company or the Company Subsidiaries has given notice to terminate, or is under notice of termination of, and to the Company’s knowledge, there are no grounds on which any such employee or corporate officer may give, or may be given, notice to terminate his employment with the Company or the Company Subsidiaries, except as set out in Section 4.11(j) of the Company Disclosure Schedule.

(k) Except as set out in Section 4.11(k) of the Company Disclosure Schedule, the Company has not employed any leased employees at any point in time within the last three (3) years prior to the date of this Agreement.

Section 4.12 Real Property; Title to Assets.

(a) Neither the Company nor any Company Subsidiary owns any real property.

(b) Section 4.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each material lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to SPAC in the Virtual Data Room. There are no leases, subleases, sublicenses, concessions or other Contracts granting to any Person other than the Company or the Company Subsidiaries the right to use or occupy the portion of the real property which the Company or any of the Company Subsidiaries has a right to use under any Lease, and, to the Company’s knowledge, all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except other than those that would not reasonably be expected have a Company Material Adverse Effect.

(c) Immediately following completion of the Transactions, the Company and the Company Subsidiaries shall continue to have valid leasehold interests in all of the Leased Real Property (assuming performance by each other party to the applicable Lease and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Law affecting the enforcement of creditors’ rights generally and general principles of equity). The Company has not received from any landlord under any Lease any written notification for breach of terms and conditions of such Lease. To the Company’s knowledge, there are no grounds for termination of any Lease at the initiative of the landlord. The Company and the Company Subsidiaries are current on the payment of their rent under each applicable Lease.

(d) Except as set out in Section 4.12(d) of the Company Disclosure Schedule, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except other than those that would not reasonably be expected to have a Company Material Adverse Effect. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, except other than those that would not have a Company Material Adverse Effect.

(e) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its tangible and intangible properties and assets, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have a Company Material Adverse Effect.

(f)   The assets owned or leased by the Company and the Company Subsidiaries are substantially all of the assets used by the Company and the Company Subsidiaries with respect to the business of the Company and the Company Subsidiaries as conducted in the Ordinary Course, and such assets comprise substantially all of the assets and rights necessary for the ownership and operation of the assets of the Company and the Company Subsidiaries and to carry out the business of the Company and the Company Subsidiaries substantially in the same manner as of the date of this Agreement.

(g) All of the Asset Credit Support that has been provided by, on behalf of, or for the benefit of, the Company or any Company Subsidiary is set forth on Section 4.12(g) of the Company Disclosure Schedule. True, correct and complete copies of such Asset Credit Support have been made available to SPAC.

Section 4.13 Intellectual Property.

(a)  Section 4.13(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all of the following that are owned or purported to be owned, used or held for use by the Company and/or the Company Subsidiaries: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all Contracts to use the Company-Licensed IP, including for the Software or Business Systems of any other Person (other than (A) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and aggregate annual license and maintenance fees and (B) commercially available service agreements to Business Systems that have an individual service or subscription fee and (C) any Intellectual Property (including Software or Business Systems) embedded in third party components supplied to and used by the Company); and (iii) any Software or Business Systems constituting Company-Owned IP that are either (A) incorporated into or used in connection with the Products or (B) otherwise material to the business of the Company or any Company Subsidiary as currently conducted or as expressly contemplated by the Company to be conducted as of the date hereof. The Company IP constitutes substantially all Intellectual Property rights used in, or necessary for, the usual operation of the business of the Company and the Company Subsidiaries substantially as conducted as of the date of this Agreement and is sufficient for the conduct of such business substantially as conducted as of the date of this Agreement.

(b) Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, (i) one of the Company or the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Registered Intellectual Property owned by the Company and (ii) has the right to use pursuant to a valid and enforceable Contract, all material Company-Licensed IP. All Registered Intellectual Property owned by the Company is subsisting and, to the knowledge of the Company, valid and, as far as legally possible, enforceable. No loss or expiration of any of the Registered Intellectual Property owned by the Company is threatened in writing, or, to the Company’s knowledge, pending, except for a renewal of such Company-Owned IP after expiration and except as set forth in Section 4.13(b) of the Company Disclosure Schedule.

(c) The Company and each applicable Company Subsidiary has taken and takes reasonable actions to maintain, protect and enforce Company-Owned IP, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. To the knowledge of the Company, neither the Company nor any Company Subsidiary has disclosed any trade secrets or other Confidential Information that materially relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiary to any other Person other than pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality and protect such Confidential Information, except as would not have a Company Material Adverse Effect.

(d) Except as set forth in Section 4.13(d) of the Company Disclosure Schedule, (i) as of the date of this Agreement, there have been no claims filed and served or threatened in writing, against the Company or any Company Subsidiary, by any Person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP, or (B) alleging any material infringement or misappropriation of, or other material violation of, any Intellectual Property rights of other Persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other Person); (ii) the operation of the business of the Company and the Company Subsidiaries (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other Persons; (iii) to the Company’s knowledge, no other Person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing, except, in each case of (i) through (iv), for any such claims, infringements, misappropriations, violations and notices, which are not, individually or in the aggregate, expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(e) All Persons who have contributed, developed or conceived any Company-Owned IP have, as far as applicable Laws permit, executed valid and enforceable written agreements (except for cases in which applicable Law renders the execution of such agreements obsolete) with the Company or the Company Subsidiaries, substantially in the form made available to SPAC, and pursuant to which such Persons assigned to the Company or the Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property being Company-Owned IP created, conceived or otherwise developed by such Person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property being Company-Owned IP, except, in each case, as specified in Section 4.13(e) of the Company Disclosure Schedule.

(f) To the knowledge of the Company, neither the Company nor any of the Company Subsidiaries is in material breach or in material default of any agreement specified in Section 4.13(a) of the Company Disclosure Schedule.

(g) Section 4.13(g) of the Company Disclosure Schedule sets forth a list of all Open Source Software that has been used in, incorporated into, integrated or bundled with any Products, and for each such item of Open Source Software the version number of the applicable license.

(h) The Company and the Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other Person any rights to or immunities under any of the Company-Owned IP, or (ii) under any Reciprocal License, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any of the Business Systems or Product components at no or minimal charge, in each case of (i) and (ii), except as would not have an impact on the Company-Owned IP or a Company Material Adverse Effect.

(i) To the Company’s knowledge, there are no defects or technical concerns or problems, in each case that are current, unresolved and material, in any of the Products currently under development which are not of the type that are capable of being remediated in the Ordinary Course without substantially delaying the Company’s business plan as currently planned.

(j) The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. All of such plans and procedures have been proven reasonably effective upon testing in all material respects since January 1, 2019. To the Company’s knowledge, since January 1, 2019, there has not been any material failure with respect to any of the material Business Systems that has not been remedied or replaced in all material respects. To the knowledge of the Company, the Company and each of the Company Subsidiaries have purchased a sufficient number of licenses for the operation of their Business Systems that constitute Company-Licensed IP as currently conducted.

(k)   Except as would not be expected to result in a Company Material Adverse Effect, the Company and each of the Company Subsidiaries currently and previously have complied with (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information or other Business Data, including any policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, (iii) industry standards to which the Company or any Company Subsidiary is bound or purports to adhere, (iv) all Contracts that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of the Business Systems constituting Company-Owned IP and any Business Data, including where applicable, implementing reasonable industry-standard procedures preventing unauthorized access and the introduction of Disabling Devices, and the taking and storing of back-up copies of critical data. Since January 1, 2019, neither the Company nor any of the Company Subsidiaries has (x) to the Company’s knowledge, experienced any material data security breaches, unauthorized access or use of any of the Business Systems constituting Company-Owned IP, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data; or (y) to the Company’s knowledge, been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same.

(l) Except as would not be expected to result in a Company Material Adverse Effect, the Company and/or one of the Company Subsidiaries (i) owns or possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. Except for the restrictions under mandatory Laws, in particular applicable Privacy/Data Security Laws, the Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit SPAC, Irish Holdco or New SPAC from receiving or using Personal Information or other Business Data after the Closing Date, in the manner in which the Company and the Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in material liabilities in connection with Data Security Requirements.

(m) The Company and the Company Subsidiaries have implemented and maintained, and required all vendors, processors, or other third parties that process any Personal Information for or on behalf of the Company and the Company Subsidiaries to implement and maintain, commercially reasonable and, at a minimum, industry standard, security measures, plans, procedures, controls, and programs, including written information security programs, to (A) identify and address internal and external risks to the privacy and security of Personal Information in their possession or control; (B) implement, monitor, and improve adequate and effective administrative, technical, and physical safeguards to protect such Personal Information and the operation, integrity, and security of its software, systems, applications, and websites involved in the processing of Personal Information; and (C) provide notification in compliance with applicable Privacy/Data Security Laws in the case of any data breach or other security incident that has resulted in/presents risk of unauthorized access, disclosure, use, denial of use, alteration, corruption, destruction, compromise, or loss of such Personal Information or that has caused or would reasonably be expected to cause a disruption to the conduct of the Company and Company Subsidiaries’ businesses (a “Security Incident”).

(n) No Personal Information in the possession or control of either the Company or any Company Subsidiary, or held or processed by any vendor, processor, or other third party for or on behalf of the Company or Company Subsidiary has been subject to any Security Incident. No Company or Company Subsidiary has failed to notify and, to the Company’s knowledge, there have been no facts or circumstances that would require the Company or Company Subsidiary to notify, any Governmental Authority or other Person of any Security Incident.

(o) All past and current employees and independent contractors of the Company and the Company Subsidiaries who are involved in the development of Products are, as far as applicable Law permits, under written obligation to the Company and the Company Subsidiaries to maintain in confidence all Confidential Information acquired or contributed by them in the course of their employment.

Section 4.14 Taxes.

(a) All material Tax Returns required to be filed by the Company or each of the Company Subsidiaries have been duly and timely filed (taking into account any extension of time to file), and all such Tax Returns are true, correct and complete in all material respects.

(b) All material Taxes required to be paid by the Company or each of the Company Subsidiaries (whether or not shown on any Tax Return) have been timely paid in full to the appropriate Governmental Authority.

(c) The Company and the Company Subsidiaries have provided adequate reserves in accordance with IFRS, as applicable, in the Audited Financial Statements for any Taxes of the Company or any Company Subsidiary as of the date of the Audited Financial Statements that have not been paid.

(d) No outstanding claim, assessment or deficiency against the Company or any of the Company Subsidiaries for any material Taxes has been asserted or threatened in writing by any Governmental Authority.

(e) No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending, being conducted or has been threatened in writing by any Governmental Authority with respect to the Company or any Company Subsidiary;

(f)   Neither the Company nor any Company Subsidiary has received written notice of any claim from a Governmental Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns stating that the Company or any Company Subsidiary is or may be subject to Tax in such jurisdiction.

(g) Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(h) There are no Liens or encumbrances for Taxes upon any of the assets of the Company or any Company Subsidiary except for Permitted Liens.

(i) The Company and each of the Company Subsidiaries has collected or withheld and timely paid to the appropriate Governmental Authority all material Taxes required to have been collected or withheld and paid in connection with any amounts paid or owing to any current or former employee, independent contractor, creditor, equityholder or other third party, and Company and each of the Company Subsidiaries has in all material respects properly received and maintained any and all certificates, forms or other documents required by applicable Tax Law for any exemption from withholding and remitting any Taxes.

(j) Neither the Company nor any Company Subsidiary is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement or similar Contract or arrangement, other than any Contract or arrangement entered into in the Ordinary Course and the primary purpose of which does not relate to Taxes.

(k) Neither the Company nor the Company Subsidiary has any material liability for the Taxes of any Person (other than the Company or any Company Subsidiary) as a result of being a member of an affiliated, aggregate, combined, consolidated, or unitary group, fiscal unity or unified group, as a transferee or successor, by Contract (other than any Contract entered into in the Ordinary Course and the primary purpose of which does not relate to Taxes) or otherwise.

(l) All payments by, to or among the Company and the Company Subsidiaries comply with all applicable transfer pricing Tax Laws and requirements, and the Company has made available to SPAC true, correct and complete copies of all transfer pricing documentation prepared by or with respect to the Company and any Company Subsidiary since January 1, 2019.

(m) Neither the Company nor any Company Subsidiary is a party to any Tax ruling or similar Tax agreement or arrangement with a Governmental Authority and neither the Company nor any Company Subsidiary has any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Governmental Authority, on the other hand.

(n) The Company has made available to SPAC true, correct and complete copies of (i) all material Tax Returns filed by the Company or any Company Subsidiary for Tax periods ending on or after December 31, 2018, and (ii) all audit or examination reports, notices of proposed adjustments, statements of deficiencies or similar correspondence received by or with respect to the Company or any Company Subsidiary since January 1, 2019.

(o)   Where the Company or any Company Subsidiary is claiming a German tax deduction in respect of any interest expense (paid or accrued), whether under the general rules on tax deductibility or by reference to a specific relief or regime provided for in German Tax Law, each of the relevant conditions to qualify for such a deduction have been satisfied on an ongoing basis and no events have occurred which would materially adversely impact the ability to claim this deduction or give rise to a clawback of an interest deduction previously claimed.

(p) Neither the Company nor any Company Subsidiary is a resident for income Tax purposes or has a permanent establishment (within the meaning of the applicable Tax treaty or convention) in a country other than the country in which it is organized.

Section 4.15 Environmental Matters. Except as set forth in Section 4.15 of the Company Disclosure Schedule, (a) neither the Company nor any of the Company Subsidiaries has violated since January 1, 2019, nor is it in violation of, applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) to the Company’s knowledge, none of the Company nor the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) the Company and each Company Subsidiary has all material permits, licenses and other authorizations required under applicable Environmental Law (“Environmental Permits”); (e) the Company and each Company Subsidiary, and their Products, are in compliance with Environmental Laws and Environmental Permits; and (f) neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation or, or liability under, Environmental Laws, except, in each case of (a) through (f), individually or in the aggregate, as would not have a Company Material Adverse Effect.

Section 4.16 Material Contracts.

(a) Except as set forth on Section 4.16(a) of the Company Disclosure Schedule lists (being the “Material Contracts”), as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contracts, or is a party to any letter of intent, memorandum of understanding or similar writing or instrument, other than this Agreement. Section 4.16(a) of the Company Disclosure Schedule lists any and all Contracts to which the Company or any Company Subsidiary is a party that:

(i) individually or together with related Contracts, involves or would reasonably be expected to involve aggregate consideration paid or payable to or by the Company or any of the Company Subsidiaries of more than €500,000, in the aggregate, over any 12-month period;

(ii) individually or together with related Contracts, provides for any acquisition, disposition, lease, license or use after the date of this Agreement of assets, services, rights or properties with a value or requiring annual fees in excess of €500,000;

(iii) is with the Company’s top ten customers, merchants and Suppliers based on the aggregate amounts paid by or to the Company or the Company Subsidiaries in the 12-month period ending on the date hereof;

(iv) (A) has any of the Affiliates or shareholders (or Affiliates of such shareholders) of the Company as a party, or (B) pursuant to which the Company or any Company Subsidiary receives any “preferred pricing” or similar benefit that is utilized by the Company or any Company Subsidiary;

(v) evidences Indebtedness (including Intercompany Debt but excluding Intercompany Payables from Affiliate Contracts), and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any Person a security interest in or Lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any Person;

(vi) is a partnership, joint venture, strategic alliance or similar agreement with respect to any business or assets of the Company and its Subsidiaries, taken as a whole;

(vii) is with any Governmental Authority, other than the Company Permits;

(viii) that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any Person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(ix) provide for material post-employment or post-consulting liabilities or obligations, including severance pay other than obligations covered by (viii) above;

(x) involve the material use of any Company-Licensed IP required to be listed in Section 4.13(a) of the Company Disclosure Schedule;

(xi) involve the license or grant of rights to Company-Owned IP by the Company;

(xii) has been entered into since January 1, 2019 and includes an indemnification obligation of the Company or any of its Subsidiaries with a maximum potential liability in excess of €500,000;

(xiii) would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the Company’s ability to consummate the Transactions or Irish Holdco’s or the Company’s ability to own and/or to conduct the businesses after the Closing.

(xiv) require the Company to purchase goods or services from a vendor, Supplier or other Person on a preferred supplier or “most favored supplier” basis; and

(xv) is for the development of Company-Owned IP for the benefit of the Company.

(b) Except as set forth on Section 4.16(b) of the Company Disclosure Schedule:

(i) subject to the Remedies Exception, each Material Contract is a legal, valid and binding obligation, enforceable against the Company or the Company Subsidiaries in accordance with its respective terms, and, to the knowledge of the Company, the other parties thereto;

(ii) neither the Company nor any Company Subsidiary is in material breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party;

(iii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract;

(iv) neither the Company nor the Company Subsidiaries have received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not be expected to result in a Company Material Adverse Effect, individually or in the aggregate; and

(v) no party to a Material Contract has given written notice of or, to the knowledge of the Company, threatened (i) any potential exercise of termination rights with respect to any Material Contract or (ii) any non-renewal or modification of any Material Contract.

(c) Except as disclosed on Section 4.16(c) of the Company Disclosure Schedule, (i) each of the Material Contracts has been concluded on arm’s length terms and conditions and (ii) the execution or consummation of this Agreement or the Transactions does not trigger any rights of any party to a Material Contract other than the Company, including, without limitation, rights to terminate or modify such Material Contract.

(d) The Company has furnished or made available to SPAC true and complete copies of all Material Contracts, including amendments thereto.

Section 4.17 Insurance.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy (including insurance policies providing for coverage for all risks which mandatory applicable Law requires to be insured) under which the Company or any Company Subsidiary is an insured (the “Insurance Policies”), a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period and scope and (iv) the premium most recently charged.

(b) With respect to each such Insurance Policy, except as would not be expected to result in a Company Material Adverse Effect individually or in the aggregate: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the Ordinary Course, is in full force and effect, and all premiums through the Closing Date have been paid; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.18 Certain Business Practices.

(a) Except as set forth in Section 4.18 of the Company Disclosure Schedule, the Company and the Company Subsidiaries, and their respective officers and directors, and, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of the Company or any Company Subsidiary, are currently, and have, since January 1, 2019 been, in compliance in all material respects with all applicable Sanctions and Ex-Im Laws. Neither the Company nor any Company Subsidiary, nor any of their respective officers, directors, or employees, nor, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of the Company or any Company Subsidiary, are currently, or have been since January 1, 2019: (i) a Sanctioned Person; (ii) organized, resident, or located in a Sanctioned Country; (iii) operating, conducting business, or participating in any transaction in any Sanctioned Country, to the extent such activities violate applicable Sanctions or Ex-Im Laws; or (iv) to the knowledge of the Company, engaging in dealings with any Sanctioned Person, to the extent such activities violate applicable Sanctions or Ex-Im Laws.

(b) (i) The Company and the Company Subsidiaries, and their respective officers, directors, employees and, to the knowledge of the Company, any agents or other third-party representatives to the extent they act on behalf of the Company or any Company Subsidiary, are currently, and have since January 1, 2019 been, in compliance in all material respects with all applicable Anti-Corruption Laws, (ii) neither the Company nor any Company Subsidiary, nor any of their respective officers, directors, or employees nor, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of the Company or any Company Subsidiary, has, directly or indirectly, corruptly offered, paid, given, promised to pay or give, or authorized the payment or giving of any money or anything of value to any officer or employee of any government, or any department, agency or instrumentality thereof, any public international organization (such as the World Bank or the United Nations) or foreign political party, or to any Person acting on behalf of such government, department, agency, instrumentality, public international organization, or foreign political party (“Government Official”), or to any political official or candidate for political office, in order to influence decisions of such Government Official or political official or candidate, or to induce such Government Official or political official or candidate to take or omit to take any action, to secure any improper business advantage, or for any other prohibited purpose (within the meaning of applicable Anti-Corruption Laws), or to any other Person for a prohibited purpose (within the meaning of applicable Anti-Corruption Laws), and (iii) the Company, the Company’s Subsidiaries and their respective officers, directors and employees have conducted their business in material compliance with applicable Anti-Money Laundering Laws.

(c) The Company and any Company Subsidiary as well as their officers and employees have since January 1, 2019 fully complied with applicable Antitrust Laws in all jurisdictions in which they operate or have operated during such period or in which any operations might have taken economic effects.

Section 4.19 Interested Party Transactions. Except as set forth on Section 4.19 of the Companies Disclosure Schedule (including the Affiliate Contracts listed therein) and for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the Ordinary Course, no director, officer or other Affiliate of the Company or any Company Subsidiary has or has had, directly or indirectly: (a) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any Material Contract; (d) any material contractual or other arrangement with the Company or any Company Subsidiary (including any “preferred pricing” or similar benefit enjoyed by the Company or any Company Subsidiary as a result of any such affiliation); (e) held any direct or indirect material interest in any asset used by the Company or Company Subsidiary or their businesses; (f) is competing, directly or indirectly, with the Company or any Company Subsidiary; or (g) is a member, manager, director, officer or employee of or a consultant for, or owns, directly or indirectly, any interest in any vendor, Supplier or customer of the Company or Company Subsidiary (except in his or her official capacity with the Company or Company Subsidiary). The Company and the Company Subsidiaries have not, since January 1, 2019, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit. To the Company’s knowledge, since January 1, 2019 there has not been, and there is not currently, pending or threatened in writing any Action against any current or former director, officer or other Affiliate of the Company or any Company Subsidiary with respect to which the Company or the Company Subsidiaries has an indemnification obligation.

Section 4.20 Exchange Act; Anti-Takeover Laws. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act. Assuming the accuracy of the representations and warranties of Irish Holdco set forth herein, no “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover enacted under the Laws of Germany apply to this Agreement or any of the Transactions.

Section 4.21 Brokers. Except as set forth on Section 4.21 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

Section 4.22 Products Liability.

(a) Except as set forth on Section 4.22(a) of the Company Disclosure Schedule, since January 1, 2019, (i) there have been no recalls, seizures or withdrawals from any market of products developed, sold, licensed or delivered by the Company or any Company Subsidiary, and (ii) neither the Company nor any Company Subsidiary has any material liability arising as a result of or relating to, or has received any written notice of any threatened legal claim (and, to the knowledge of the Company, there is no reasonable basis for) any action, suit, charge, proceeding, audit or investigation, or any threat of the foregoing, relating to (x) material bodily injury, death or other disability arising as a result of the ownership, possession or use of any product developed or sold by the Company or any Company Subsidiary, or any services rendered by, the Company or any Company Subsidiary or (y) false advertising or deceptive trade practices, except in each case of clause (i) and (ii) other than those that would not have a Company Material Adverse Effect.

(b) Except for those warranties that are (i) expressly set forth in any Material Contract or (ii) required by applicable Law, neither the Company nor any Company Subsidiary has since January 1, 2019 made any express or implied warranties covering products manufactured or sold or services rendered by the Company and the Company Subsidiaries that have not expired. Except as set forth on Section 4.22(b) of the Company Disclosure Schedule, since January 1, 2019, all products sold by the Company and the Company Subsidiaries and all services rendered by the Company and the Company Subsidiaries have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and neither the Company nor any Company Subsidiary has any existing material liability (and there is no reasonable basis for any present or future action, suit, charge, proceeding, audit or investigation against it giving rise to any such liability) for replacement or repair thereof or other damages in connection therewith in excess of any warranty reserve specifically established with respect thereto and included in the Audited Financial Statements.

Section 4.23 Subsidies. Section 4.23 of the Company Disclosure Schedule sets forth all public grants, allowances, aids and other subsidies in whatever form (the “Public Subsidies”) received by the Company since January 1, 2019, and the Company Disclosure Schedule indicates the nature of the Public Subsidy and the amounts received. No proceedings regarding a revocation or withdrawal of a Public Subsidy have been initiated or threatened, and, to the Company’s knowledge, there are no circumstances, which would justify the initiation of such proceedings. The Company is in compliance with its material obligations under or in connection with the Public Subsidies, including the obligations under any ancillary provisions in the respective orders or agreements thereto. The Company is not obliged under the Public Subsidies to maintain a certain level of employees or to make any investments. No Public Subsidy will have to be repaid in whole or in part due to the execution or consummation of this Agreement or the Transactions.

Section 4.24 COVID-19 Relief. Section 4.24 of the Company Disclosure Schedule sets forth all loans, subsidies, deferrals or other relief with respect to COVID-19 outstanding at the Company or any Company Subsidiary (“COVID-19 Relief”). At the time it submitted all documentation with respect to and availed itself of the benefits of each COVID-19 Relief, the Company or applicable Company Subsidiary satisfied all applicable material eligibility requirements related to the receipt of such COVID-19 Relief, and all information submitted with respect thereto was complete and accurate in all material respects. The Company and each Company Subsidiary have continued to comply with the applicable requirements of all COVID-19 Relief, and used any proceeds therefrom for permissible purposes as required by such COVID-19 Relief, in each case in all material respects. To the Company’s knowledge no facts or circumstances exist that would materially impair the ability of either the Company or the applicable Company Subsidiary to obtain forgiveness of the applicable COVID-19 Relief.

Section 4.25 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in Article III and Article IV (as modified by the Sellers Disclosure Schedule and the Company Disclosure Schedule), the Sellers and the Company hereby expressly disclaim and negate, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Sellers, the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its Affiliates or any of their respective Representatives by, or on behalf of, the Sellers or the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Sellers Disclosure Schedule and the Company Disclosure Schedule) or in any certificate delivered by the Sellers or the Company pursuant to this Agreement, neither the Sellers, the Company nor any other Person on behalf of the Sellers or the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed. The representations and warranties by the Sellers and the Company solely serve risk allocation purposes in accordance with the rights and remedies of SPAC, New SPAC and Irish Holdco pursuant to this Agreement. The representations and warranties by the Sellers and the Company, in particular, do not constitute any statement or assurance within the meaning of the decisions of the German Federal Supreme Court on statutory disclosure obligations.

Section 4.26 The Sellers’ and the Company’s Investigation. Each of the Sellers and the Company is a sophisticated party and has made its own independent investigation, review and analysis regarding SPAC, Irish Holdco, New SPAC and the Transactions, which investigation, review and analysis were conducted by the Sellers and the Company together with expert advisors, including legal counsel, that they have engaged for such purpose. The Sellers, the Company and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of SPAC, Irish Holdco and New SPAC and other information that they have requested in connection with their investigation of SPAC, Irish Holdco, New SPAC and the Transactions. None of the Sellers or the Company is relying on any statement, representation or warranty, oral or written, express or implied, made by SPAC, Irish Holdco, New SPAC or any of their respective Representatives, except as expressly set forth in Article V (as modified by the SPAC Disclosure Schedule) or in any certificate delivered by SPAC, Irish Holdco or New SPAC pursuant to this Agreement. Neither SPAC, Irish Holdco, New SPAC, nor any of their respective Affiliates or Representatives shall have any liability to the Sellers, the Company or any of their respective shareholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Sellers or the Company or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. The Sellers and the Company acknowledge that neither SPAC, Irish Holdco, New SPAC nor any of their respective Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving SPAC, Irish Holdco, New SPAC.

Article V.
REPRESENTATIONS AND WARRANTIES OF SPAC, IRISH HOLDCO AND NEW SPAC

Except as set forth in the SPAC Disclosure Schedule, SPAC, Irish Holdco and New SPAC hereby jointly and severally represent and warrant to each Seller and the Company as follows:

Section 5.01 Corporate Organization.

(a) Each of SPAC and New SPAC is an exempted company, corporation or limited liability company, as applicable, and Irish Holdco is a public limited company, in each case, duly incorporated or organized, validly existing and, to the extent such concept exists under the Laws applicable to it, in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable.

(b) Irish Holdco and New SPAC are the only Subsidiaries of SPAC. Except for Irish Holdco and New SPAC, SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other Person.

Section 5.02 Organizational Documents. SPAC has heretofore furnished to the Sellers complete and correct copies of the SPAC Organizational Documents of Irish Holdco and New SPAC. The SPAC Organizational Documents are in full force and effect. None of SPAC, Irish Holdco or New SPAC is in material violation of any of the provisions of its respective SPAC Organizational Document.

Section 5.03 Capitalization.

(a) The authorized share capital of SPAC consists of (i) 100,000,000 SPAC Class A Ordinary Shares, (ii) 10,000,000 SPAC Class B Ordinary Shares and (iii) 1,000,000 preference shares, par value $0.0001 per share (“SPAC Preferred Stock”). As of the date of this Agreement (i) 14,435,000 SPAC Class A Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 3,593,750 SPAC Class B Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no SPAC Class A Ordinary Shares or SPAC Class B Ordinary Shares are held in the treasury of SPAC, (iv) 11,562,500 SPAC Warrants (consisting of 7,187,500 Public Warrants and 4,375,000 Founders Sponsor Warrants) are issued and outstanding, and (v) 11,562,500 SPAC Class A Ordinary Shares are reserved for future issuance pursuant to the SPAC Warrants. As of the date of this Agreement, there are no shares of SPAC Preferred Stock issued and outstanding. Each SPAC Warrant is exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50, subject to the terms of such SPAC Warrant and the SPAC Warrant Agreement. The SPAC Class B Ordinary Shares will convert into SPAC Class A Ordinary Shares at the Closing pursuant to the terms of the SPAC Formation Documents.

(b) As of the date of this Agreement, SPAC owns 100% of the Equity Interests in Irish Holdco free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities laws and Irish Holdco’s organizational documents. All such Equity Interests are validly issued, fully paid and non-assessable. All such Equity Interests have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable Contracts to which Irish Holdco is a party and the organizational documents of Irish Holdco.

(c) As of the date of this Agreement, Irish Holdco owns 100% of the Equity Interests in New SPAC free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities laws and New SPAC’s organizational documents. All such Equity Interests are validly issued, fully paid and non-assessable. All such Equity Interests have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable Contracts to which New SPAC is a party and the organizational documents of New SPAC.

(d) All outstanding SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares and SPAC Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the SPAC Organizational Documents.

(e) The Bosch Share Consideration and the ADSH Share Consideration being delivered by Irish Holdco hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the organizational documents of Irish Holdco. The Bosch Share Consideration and the ADSH Share Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other Person’s rights therein or with respect thereto.

(f) Except for this Agreement, the SPAC Warrants and the SPAC Class B Ordinary Shares, SPAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of SPAC or obligating SPAC to issue or sell any share capital of, or other Equity Interests in, SPAC. All SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares subject to issuance as aforesaid, upon issuance in accordance with the terms and subject to the conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither SPAC nor any Subsidiary of SPAC is a party to, or otherwise bound by, and neither SPAC nor any Subsidiary of SPAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Sponsor Support Agreement and any other agreement set forth in the SPAC SEC Reports, SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Ordinary Shares or any of the Equity Interests or other securities of SPAC or any of its Subsidiaries. Except with respect to the Redemption Rights and the SPAC Warrants, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC Ordinary Shares. There are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

(g) As of the date of this Agreement, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or shares of Irish Holdco or New SPAC or obligating Irish Holdco or New SPAC to issue or sell any shares of capital stock or shares of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock or shares, or other equity or other voting interests in, Irish Holdco or New SPAC. As of the date of this Agreement, neither Irish Holdco or New SPAC is a party to, or otherwise bound by, and neither Irish Holdco or New SPAC has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or shares of, or other securities or ownership interests in, Irish Holdco or New SPAC. As of the date of this Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which Irish Holdco or New SPAC is a party, or to SPAC’s knowledge, among any holder of Equity Interests to which Irish Holdco or New SPAC is not a party, with respect to the voting or transfer of such Equity Interests.

Section 5.04 Authority Relative to This Agreement. Each of SPAC, Irish Holdco and New SPAC has all necessary corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and, subject to the receipt of SPAC Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of SPAC, Irish Holdco and New SPAC and the consummation by each of SPAC, Irish Holdco and New SPAC of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company action, as applicable, and no other corporate or limited liability company proceedings on the part of SPAC, Irish Holdco or New SPAC are necessary to authorize this Agreement or to consummate the Transactions (other than the receipt of the SPAC Shareholder Approval). This Agreement has been duly and validly executed and delivered by SPAC, Irish Holdco and New SPAC and, assuming due authorization, execution and delivery by the Sellers and the Company, constitutes a legal, valid and binding obligation of SPAC, Irish Holdco or New SPAC, enforceable against SPAC, Irish Holdco or New SPAC in accordance with its terms subject to the Remedies Exceptions.

Section 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of SPAC, Irish Holdco and New SPAC does not, and the performance of this Agreement by each of SPAC, Irish Holdco and New SPAC will not, subject to receipt of the SPAC Shareholder Approval, (i) conflict with or violate the SPAC Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of SPAC, Irish Holdco or New SPAC or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of SPAC, Irish Holdco or New SPAC pursuant to, any Contract to which each of SPAC, Irish Holdco or New SPAC is a party or by which each of SPAC, Irish Holdco or New SPAC or any of their property or assets is bound or affected, except, with respect to clauses (a)(ii) and (a)(iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a SPAC Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of SPAC, Irish Holdco and New SPAC do not, and the performance of this Agreement by each of SPAC, Irish Holdco and New SPAC will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, and filing and recordation of appropriate merger documents as required by Cayman Islands Companies Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent SPAC, Irish Holdco or New SPAC from performing its material obligations under this Agreement.

Section 5.06 Compliance. None of SPAC, Irish Holdco or New SPAC is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to SPAC, Irish Holdco or New SPAC or by which any property or asset of SPAC, Irish Holdco or New SPAC is bound or affected, or (b) any material Contract to which SPAC, Irish Holdco or New SPAC is a party or by which SPAC, Irish Holdco or New SPAC or any property or asset of SPAC, Irish Holdco or New SPAC is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a SPAC Material Adverse Effect.

Section 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 26, 2021, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has heretofore furnished to the Sellers true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. Except as set forth on Section 5.07(a) of the SPAC Disclosure Schedule, as of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any SPAC SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other SPAC SEC Report. Each director and executive officer of SPAC has filed with the SEC on a timely basis all documents required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in shareholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not been, and would not reasonably be expected to be, individually or in the aggregate, material). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.

(c) Except as and to the extent set forth in the SPAC SEC Reports, none of SPAC, Irish Holdco or New SPAC has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for (A) liabilities incurred in the Ordinary Course subsequent to March 31, 2021, and (B) liabilities for fees and expenses incurred in connection with the Transactions.

(d) SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market.

(e) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(f) SPAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. SPAC has delivered to the Sellers a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of SPAC to SPAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of SPAC to record, process, summarize and report financial data. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since March 31, 2021, there have been no material changes in SPAC’s internal control over financial reporting.

Section 5.08 Absence of Certain Changes or Events. Since March 31, 2021 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, SPAC has conducted its business in all material respects in the Ordinary Course.

Section 5.09 Absence of Litigation. Except as would not be expected to result in a SPAC Material Adverse Effect, (a) there is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority and (b) neither SPAC nor any material property or asset of SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority.

Section 5.10 Board Approval; Vote Required.

(a) The SPAC Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of SPAC and its shareholders, (ii) approved this Agreement and the Transactions and declared their advisability, (iii) recommended that the shareholders of SPAC approve and adopt this Agreement and the SPAC Merger, and directed that this Agreement and the SPAC Merger be submitted for consideration by the shareholders of SPAC at the SPAC Shareholders’ Meeting.

(b) The only vote of the holders of any class of share capital of SPAC necessary to approve the Transactions is the affirmative vote (in person or by proxy) of (x) such persons required to pass the Ordinary Resolution Proposals under Cayman Islands Law and the SPAC Formation Documents, being the holders of a simple majority of the issued and outstanding SPAC Ordinary Shares who attend and are entitled to vote at the SPAC Shareholders’ Meeting and vote in favor of the Ordinary Resolution Proposals and (y) such persons required to pass a Special Resolution under Cayman Islands Law and the SPAC Formation Documents, being the holders of at least two-thirds (2/3) of the issued and outstanding SPAC Ordinary Shares who attend and are entitled to vote at the SPAC Shareholders’ Meeting and vote at such SPAC Shareholders’ Meeting in favor of the Special Resolution Proposal (such affirmative votes, together, the “SPAC Shareholder Approval”).

(c) The board of directors of New SPAC, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of New SPAC and its sole shareholder, (ii) approved this Agreement and the Transactions and declared their advisability, and (iii) recommended that the sole shareholder of New SPAC approve this Agreement and the Transactions, and directed that this Agreement and the Transactions be submitted for consideration by Irish Holdco as the sole shareholder of New SPAC.

(d) The approval of Irish Holdco, as the sole shareholder of New SPAC, is the only required shareholder approval necessary for New SPAC to enter into this Agreement and the Transactions, such approval to be by way of written special resolution.

(e) The management board of Irish Holdco has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of SPAC and its business, taking into account the interests of its sole shareholder and its other stakeholders, (ii) approved this Agreement and the Transactions and declared their advisability, and (iii) recommended that the general meeting of Irish Holdco approve and adopt this Agreement and the Transactions, and directed that this Agreement and the Transactions be submitted for consideration by general meeting of Irish Holdco. The general meeting of Irish Holdco, consisting of SPAC as the sole shareholder of Irish Holdco, approved this Agreement and the Transactions.

Section 5.11 No Prior Operations. Irish Holdco was formed on July 26, 2021 and New SPAC was formed on July 30, 2021. Since their inception, neither Irish Holdco nor New SPAC has engaged in any activity, other than such actions in connection with (i) its organization and (ii) the preparation, negotiation and execution of this Agreement and the Transactions. Neither Irish Holdco nor New SPAC has operations, has generated any revenues or has any liabilities other than those incurred in connection with the foregoing or in association with the Transactions. None of the direct or indirect subsidiaries of the SPAC (not including Irish Holdco or New SPAC) has operations, has generated any revenues or has any liabilities other than those incurred in connection with their organization.

Section 5.12 Brokers. Except as set forth on Section 5.12 of the SPAC Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC, Irish Holdco or New SPAC.

Section 5.13 SPAC Trust Fund. As of the date of this Agreement, SPAC has no less than $143,750,000 in the trust fund established by SPAC for the benefit of its public shareholders (the “Trust Fund”) (including, if applicable, an aggregate of approximately $4,375,000 for the Business Combination Transaction Fee, being held in the Trust Fund) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of January 26, 2021, between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in material breach thereof or material default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a material breach or material default by SPAC. There are no separate Contracts (whether written or unwritten, express or implied): (i) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any Person (other than shareholders of SPAC who shall have elected to redeem their SPAC Class A Ordinary Shares pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay any Taxes owned by SPAC as a result of assets of SPAC or interest or other income earned on the assets of SPAC; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. To SPAC’s knowledge, as of the date of this Agreement, following the Closing, no shareholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such shareholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. Upon consummation of the Transactions and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (a) to shareholders of SPAC who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Transactions.

Section 5.14 Employees. Other than any officers as described in the SPAC SEC Reports, SPAC has no employees, and has not retained any contractors, other than consultants and advisors in the Ordinary Course. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any officer or director. SPAC has never and does not currently maintain, sponsor, or contribute to any Employee Benefit Plan.

Section 5.15 Taxes.

(a) All material Tax Returns required to be filed by SPAC, Irish Holdco or New SPAC have been duly and timely filed (taking into account any extension of time to file), and all such Tax Returns are true, correct and complete in all material respects.

(b) All material Taxes required to be paid by SPAC, Irish Holdco or New SPAC (whether or not shown on any Tax Return) have been timely paid in full to the appropriate Governmental Authority.

(c) SPAC has provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of SPAC for any material Taxes of SPAC, Irish Holdco and New SPAC as of the date of such financial statements that have not been paid.

(d) No outstanding claim, assessment or deficiency against SPAC, Irish Holdco or New SPAC for any material Taxes has been asserted or threatened in writing by any Governmental Authority.

(e) No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending, being conducted or has been threatened in writing with respect to SPAC, Irish Holdco or New SPAC;

(f)   None of SPAC, Irish Holdco or New SPAC has received written notice of any claim from a Governmental Authority in a jurisdiction in which SPAC, Irish Holdco or New SPAC does not file Tax Returns stating that SPAC, Irish Holdco or New SPAC is or may be subject to Tax in such jurisdiction.

(g) None of SPAC, Irish Holdco or New SPAC has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(h) There are no Liens or encumbrances for material Taxes upon any of the assets of SPAC, Irish Holdco or New SPAC except for Permitted Liens.

(i) Each of SPAC, Irish Holdco and New SPAC have collected or withheld and timely paid to the appropriate Governmental Authority all material Taxes required to have been collected or withheld and paid in connection with any amounts paid or owing to any current or former employee, independent contractor, creditor, equityholder or other third party, and each of SPAC, Irish Holdco, and New SPAC has in all material respects properly received and maintained any and all certificates, forms or other documents required by applicable Tax Law for any exemption from withholding and remitting any Taxes.

(j) None of SPAC, Irish Holdco or New SPAC is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement or similar Contract or arrangement, in each case, other than any Contract or arrangement entered into in the Ordinary Course and the primary purpose of which does not relate to Taxes.

(k) None of SPAC, Irish Holdco or New SPAC has any material liability for the Taxes of any Person (other than SPAC, Irish Holdco or New SPAC) as a result of being a member of an affiliated, aggregate, combined, consolidated or unitary group, fiscal unity or unified group, as a transferee or successor, by Contract (other than any Contract entered into in the Ordinary Course and the primary purpose of which does not relate to Taxes) or otherwise.

(l) None of SPAC, Irish Holdco or New SPAC is a party to any material Tax ruling or similar Tax agreement or arrangement with a Governmental Authority, and none of SPAC, Irish Holdco or New SPAC has any request for a material ruling in respect of Taxes pending between SPAC, Irish Holdco or New SPAC, on the one hand, and any Governmental Authority, on the other hand.

(m) None of SPAC, Irish Holdco or New SPAC is a resident for income tax purposes or has a permanent establishment (within the meaning of any applicable Tax treaty or convention) in a country other than the country in which it is organized or incorporated.

(n) Each of SPAC and Irish Holdco is, and has been since the date of its formation, classified as a corporation for U.S. federal income tax purposes. New SPAC is, and has been since the date of its formation, disregarded as an entity separate from Irish Holdco for U.S. federal income tax purposes. None of SPAC, Irish Holdco and New SPAC has, since the date of its respective formation, entered into a transaction which could result in an inversion subject to Section 7874 of the Code.

Section 5.16 Registration and Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “EUSGU.” The issued and outstanding SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “EUSG.” The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “EUSGW.” As of the date of this Agreement, there is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Class A Ordinary Shares, or SPAC Warrants or terminate the listing of SPAC on the Nasdaq Capital Market. Other than the Transactions, none of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Ordinary Shares, or the SPAC Warrants under the Exchange Act.

Section 5.17 Compliance with Laws. SPAC, its officers, directors, and employees and, to the knowledge of SPAC, any agents or other third-party representatives to the extent they act on behalf of SPAC, are currently, and have since its incorporation been, in compliance in all material respects with all applicable anti-corruption laws and neither SPAC, nor any of its officers, directors, or employees nor, to the knowledge of SPAC, any agents or other third-party representatives acting on behalf of SPAC, has, directly or indirectly, corruptly offered, paid, given, promised to pay or give, or authorized the payment or giving of any money or anything of value to any officer or employee of any government, or any department, agency or instrumentality thereof, any public international organization (such as the World Bank or the United Nations) or foreign political party, or to any Government Official, or to any political official or candidate for political office, in order to influence decisions of such Government Official or political official or candidate, or to induce such Government Official or political official or candidate to take or omit to take any action, to secure any improper business advantage, or for any other prohibited purpose (within the meaning of applicable anti-corruption laws), or to any other Person for a prohibited purpose (within the meaning of applicable anti-corruption laws), and SPAC and its officers, directors and employees have conducted their business in compliance with applicable Anti-Money Laundering Laws.

Section 5.18 Private Placement. SPAC shall have delivered to the Company a true, correct and complete copy of each of the fully executed Subscription Agreements as in effect as of the date hereof, pursuant to which the Investors have collectively committed, on the terms and subject to the conditions therein, to purchase an aggregate of 15,600,000 SPAC Ordinary Shares for $10.00 per share for the Private Placement Amount. Each of the Subscription Agreements is, as of the date hereof, in full force and effect (assuming, with respect to each Investor, that each such Subscription Agreement has been duly authorized, executed and delivered by each applicable Investor), and as of the date hereof, none of the Subscription Agreements has been withdrawn, rescinded or terminated or otherwise amended or modified in any material respect, and, to SPAC’s knowledge, no such amendment or modification is contemplated as of the date hereof. SPAC is not in material breach of any of the representations or warranties of SPAC, or terms or conditions set forth in any of the Subscription Agreements. No event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a material breach or default or failure to satisfy any condition precedent set forth therein (assuming the accuracy of the Investors set forth in each Subscription Agreement). SPAC does not have (i) any knowledge that any event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default under any of the Subscription Agreements, (ii) any knowledge of any fact, event or other occurrence that makes any of the representations or warranties of SPAC in any of the Subscription Agreements inaccurate in any material respect and (iii) any knowledge that any of the conditions to the consummation of the transactions contemplated by the Subscription Agreements will not be satisfied when required thereunder or that the transaction proceeds contemplated by the Subscription Agreements will not be made available when required thereunder. As of the date of this Agreement, no Investor has notified SPAC in writing of its intention to terminate all or any portion of the Private Placement Amount or not to provide the financing contemplated thereunder. Other than as set forth in the Subscription Agreements delivered to the Company, (i) there are no conditions precedent or contingencies to the obligations of the parties under the Subscription Agreements to make the full Private Placement Amount to SPAC on the terms therein, and (ii) to the knowledge of SPAC, there are no side letters or other Contracts (written, oral or otherwise) related to the Subscription Agreements or the Private Placement, other than those entered into with the placement agents of the Private Placement.

Section 5.19 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the SPAC Disclosure Schedule and the SPAC SEC Report), SPAC, Irish Holdco and New SPAC hereby expressly disclaim and negate, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to SPAC, Irish Holdco, New SPAC and their respective Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Sellers, the Company and their respective Affiliates or any of their respective Representatives by, or on behalf of, SPAC, Irish Holdco or New SPAC, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the SPAC Disclosure Schedule and the SPAC SEC Report) or in any certificate delivered by SPAC, Irish Holdco or New SPAC pursuant to this Agreement, neither SPAC, Irish Holdco, New SPAC nor any other Person on behalf of SPAC, Irish Holdco or New SPAC has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Sellers, the Company, their respective Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SPAC, Irish Holdco or New SPAC (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Sellers, the Company, their respective Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed. The representations and warranties by SPAC, Irish Holdco and New SPAC solely serve risk allocation purposes in accordance with the rights and remedies of the Sellers and the Company pursuant to this Agreement. The representations and warranties by SPAC, Irish Holdco and New SPAC, in particular, do not constitute any statement or assurance within the meaning of the decisions of the German Federal Supreme Court on statutory disclosure obligations.

Section 5.20 SPAC’s Investigation and Reliance. Each of SPAC, Irish Holdco and New SPAC is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company, the Company Subsidiaries and the Transactions, which investigation, review and analysis were conducted by SPAC, Irish Holdco and New SPAC together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC, Irish Holdco, New SPAC and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. None of SPAC, Irish Holdco or New SPAC is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary, any Seller or any of their respective Representatives, except as expressly set forth in Article III or Article IV (as modified by the Sellers Disclosure Schedule and Company Disclosure Schedule, respectively) or in any certificate delivered by the Company pursuant to this Agreement. Neither the Company, the Sellers nor any of their respective Affiliates or Representatives shall have any liability to SPAC, Irish Holdco or New SPAC or any of their respective shareholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC, Irish Holdco or New SPAC or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. SPAC, Irish Holdco and New SPAC acknowledge that neither the Company, the Sellers nor any of their respective Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company or any Company Subsidiary.

Article VI.
CONDUCT OF BUSINESS

Section 6.01 Conduct of Business by the Company.

(a) Each Seller hereby instructs the Company to, and the Company agrees that it shall, and shall cause each Company Subsidiary to, between the date of this Agreement and the Closing or the earlier termination of this Agreement, except (1) as may be expressly contemplated by any other provision of this Agreement (including the Additional Financing, which shall be at the sole option of either Seller) or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), or (4) for any actions taken reasonably and in good faith to respond to COVID-19 Measures or Emergency Actions (provided that prior to taking any material actions that the Company intends to take, to the extent the Company intends to take such actions in reliance on this clause (4), the Company shall use reasonable best efforts to provide advance notice to and consult with SPAC (if reasonably practicable) prior to taking such actions), unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) conduct their business in the Ordinary Course consistent with past practice; and

(ii) use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees, service partners and consultants of the Company and the Company Subsidiaries and the Sellers, to preserve the current relationships of the Company and the Company Subsidiaries with customers, Suppliers and other Persons with which the Company or any Company Subsidiary has business relations, and to maintain in effect all Company Permits, Environmental Permits and Insurance Policies (in such amounts and with such deductibles as are currently maintained).

(b) By way of amplification and not limitation, except (1) as may expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), and (4) for any actions taken reasonably and in good faith to respond to COVID-19 Measures or Emergency Actions (provided that prior to taking any material actions that the Company intends to take, to the extent the Company intends to take such actions in reliance on this clause (4), the Company shall use reasonable best efforts to provide advance notice to and consult with SPAC (if reasonably practicable), prior to taking such actions), the Company shall not, and the Company shall cause each Company Subsidiary not to, between the date of this Agreement and the Closing or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change any organizational documents of the Company or any Company Subsidiary;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any Equity Interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interest (including any phantom interest), of the Company or any Company Subsidiary; or (B) any material assets of the Company or any Company Subsidiary;

(iii) form any Subsidiary or acquire any Equity Interest or other interest in any other entity or enter into a joint venture with any other entity;

(iv) declare, set aside, make or pay, or propose to declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, shares, property or otherwise or any combination thereof, with respect to any of its Equity Interests;

(v) adjust, reclassify, combine, split, subdivide, redeem, purchase or repurchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

(vi) acquire or sell (including by merger, amalgamation, consolidation, combination or acquisition of stock or shares or substantially all of the assets or any other business combination) (i) any assets outside the Ordinary Course or (ii) any corporation, partnership, other business organization or any division thereof;

(vii) incur any Indebtedness or enter into any arrangements for a debt or equity offering (other than as contemplated by Section 6.04 or the Company Facilities);

(viii) make payments on the Purchased Loans;

(ix) amend the Affiliate Contracts to the effect increasing the Company’s and the Company Subsidiary’s financial obligations under these agreements unless such amendment is made in the Ordinary Course or in the reasonable opinion of the Company’s management required to fulfill obligations of the Company towards third parties incurred in the Ordinary Course;

(x) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or intentionally grant any security interest in any of its assets (other than in connection with the Additional Funding);

(xi) authorize, recommend, propose or announce an intention to adopt a plan or agreement of complete or partial liquidation, dissolution or winding-up, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the liquidation of TP Technology Pool UG);

(xii) other than in the Ordinary Course, (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant (including any bonuses or similar awards in connection with the consummation of the Transactions), (B) enter into any new (except as permitted under clause (xi)), or materially amend any existing, employment, retention, pension, bonus, change in control, severance or termination agreement with any current or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant, (D) establish or become obligated under any collective bargaining agreement or other Contract with a labor union, trade union, works council, or other representative of employees; (E) hire any new employees holding an executive position (i.e., ‘C-level’ employees); or (F) terminate the employment or service of any employee other than any such termination for cause;

(xiii) adopt, amend and/or terminate any material Plan except as may be required by applicable Law, or is necessary in order to consummate the Transactions, or health and welfare plan renewals in the Ordinary Course;

(xiv) materially amend accounting policies or procedures, other than as required by HGB or IFRS;

(xv) (A) amend any material Tax Return, (B) prepare any material Tax Return in a manner which is not consistent with the past practice of the Company and the Company Subsidiaries with respect to the treatment of items on such Tax Returns, (C) change any material method of Tax accounting, (D) make, change or rescind any material election relating to Taxes, (E) settle or compromise any Tax audit, assessment, claim, controversy or proceeding relating to a material amount of Taxes, (F) agree or consent to the extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes with any Governmental Authority, or (G) surrender any right to claim a material refund of Taxes;

(xvi) (A) amend or modify or consent to the termination (excluding any expiration in accordance with its terms) of any such Material Contract, or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, or (B) enter into any Contract or agreement that would have been a Material Contract had it been entered into prior to the date of this Agreement; provided, however, in the case of (A) and (B) except for Contracts with customers or Suppliers in the Ordinary Course (provided that, the Company shall provide the SPAC with written notice within a reasonable time of any amendment, waiver, modification or consent or the entering into of any such Contract with customers and Suppliers) and except for Contracts in the Ordinary Course that involves consideration paid or payable to or by the Company or any Company Subsidiary of less than €50,000;

(xvii) other than in the Ordinary Course, enter into any Contract or arrangement that obligates the Company or any Company Subsidiary to develop any Intellectual Property related to the business of the Company or the Products;

(xviii) intentionally permit any material item of Company-Owned IP or permit to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company-Owned IP;

(xix) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed €250,000 individually or €500,000 in the aggregate;

(xx) enter any new line of business outside of its existing business as of the date hereof; or

(xxi) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from SPAC to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law (including any fiduciary duties), and nothing contained in this Section 6.01 shall give to SPAC, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, in accordance with the terms and subject to the conditions hereof, complete control and supervision of its respective operations, as required by Law. In addition to the Additional Funding (including any Additional Financing) or the use of the existing and possible expansion of the Company Facility, the Company may obtain financing from third parties between the date hereof the and Closing if it obtains the prior written consent of each of the Seller and SPAC.

Section 6.02 Conduct of Business by SPAC, Irish Holdco and New SPAC. Between the date of this Agreement and the Closing or the earlier termination of this Agreement: (a)

(a) except as may otherwise be required by applicable Law or permitted by this Agreement or the Transaction Documents, each of SPAC, Irish Holdco, and New SPAC agree that it shall not, directly or indirectly, take any action which is intended to or which would reasonably be expected to materially and adversely affect or materially delay the ability of SPAC, Irish Holdco, and New SPAC from consummating the Transactions, or performing its covenants or agreements contemplated herein in all material respects.

(b) Each of Irish Holdco and SPAC shall use reasonable best efforts to maintain each Subscription Agreement in full force and effect upon the terms and subject to the conditions set forth therein (and Irish Holdco and SPAC shall not take any action to cause any Subscription Agreement not to be in full force and effect upon the terms and subject to the conditions set forth therein and shall not refrain from taking any commercially reasonable action necessary to maintain each Subscription Agreement in full force and effect upon the terms and subject to the conditions set forth therein), provided that each of ADSH, Bosch and the Company acknowledge that Irish Holdco is a party to each Subscription Agreement solely for the limited purpose of section 4 of each Subscription Agreement.

(c) except as may otherwise be required by applicable Law, this Agreement or the Transaction Documents, each of Irish Holdco and SPAC will not (x) permit any of their respective direct or indirect subsidiaries from engaging in any business activities, including entering into any contracts, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed) and (y) dispose any of their interests in any of their direct or indirect subsidiaries.

Section 6.03 Claims Against Trust Account. Each of the Sellers and the Company agrees that, notwithstanding any other provision contained in this Agreement, neither the Company nor the Sellers now has, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Sellers or the Company or their Affiliates on the one hand, and SPAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, each of the Sellers and the Company hereby irrevocably waives any Claim it and its Affiliates may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company or the Sellers from pursuing a claim against SPAC, Irish Holdco or New SPAC or any other person (a) for legal relief against monies or other assets of SPAC, Irish Holdco or New SPAC held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against SPAC, Irish Holdco, New SPAC or any of their respective successor entities in the event this Agreement is terminated for any reason and SPAC consummates, directly or indirectly, a business combination transaction, whether by way of a purchase of assets or securities or merger, consolidation or otherwise, with another party. In the event that the Sellers, the Company or any of their respective Affiliates commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from the Sellers and the Company the associated reasonable legal fees and costs in connection with any such action, in the event SPAC prevails in such action or proceeding.

Section 6.04 Additional Funding.

(a) Subject to the limitations of Section 6.04(b), Section 6.04(c) and Section 6.04(d) below, prior to the Closing Date, each Seller agrees to provide additional financial support to the Company , as requested from time to time by the Company in writing, in a manner consistent with such Seller’s obligations as set forth under the provisions of the letter referred to in Section 6.04(a) of the Company Disclosure Schedule (such financial support, the “Additional Funding”). The Company agrees to request Additional Funding from the Sellers described in Section 6.04(a) of the Company Disclosure Schedule, as determined in good faith by the Company’s board of directors. Prior to the Company’s incurrence of any Additional Funding, the Company shall provide written notice to SPAC. Such notice shall include the amount of debt to be incurred by the Company under such Additional Funding, the intended usage for such funds and all related documentation with respect to the Additional Funding. The Sellers and the Company shall in good faith timely respond to any questions SPAC may have with respect to any Additional Funding.

(b) The Company and the Sellers agree that the terms of the Additional Financing shall be reasonable and substantially similar to previous shareholder loans by and among the Company and the Sellers. For the avoidance of doubt, under no circumstances shall (i) the interest rate for the Additional Financing be more than six percent (6%) per annum, and (ii) the debt under the Additional Financing be convertible into or exchangeable for any Equity Interest in the Company or any Company Subsidiary.

(c) The Additional Funding (including any Additional Financing) made available to the Company under this Section 6.04 shall not exceed the total amount of €18,000,000 and as allocated between the Sellers pursuant to Section 6.04(a) of the Company Disclosure Schedule. Any amount in excess of such amount shall require the consent of SPAC (not to be unreasonably withheld, conditioned or delayed and which consent determination will take into account the ability of the Company to continue to operate in the Ordinary Course).

(d) No Additional Financing amounts may be provided to the Company after the Company Closing Statement has been delivered to SPAC.

Article VII.
ADDITIONAL AGREEMENTS

Section 7.01 Registration Statement.

(a) As promptly as reasonably practicable after the date hereof, SPAC and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by the Sellers), and SPAC shall cause Irish Holdco to file with the SEC, a registration statement on Form F-4 in connection with the registration under the Securities Act of Irish Holdco Ordinary Shares, Irish Holdco Public Warrants and the Irish Holdco Founders Warrants to be issued to the security holders of SPAC (excluding the Investors participating in the PIPE Investment with respect to such Investors’ SPAC Ordinary Shares acquired pursuant to and in accordance with the Subscription Agreements) or, as applicable, automatically adjusted pursuant to this Agreement for the benefit of the shareholders of SPAC (as amended from time to time, the “Registration Statement / Proxy Statement”) (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus which will be included therein as a prospectus with respect to Irish Holdco and which will be used as a proxy statement with respect to the SPAC Shareholders’ Meeting to adopt and approve the Transaction Proposals (as defined below) and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by SPAC’s Organizational Documents, any related agreements with Sponsor and its Affiliates, applicable Law, and any applicable rules and regulations of the SEC and the Nasdaq Capital Market). The Parties agree that SPAC may in its sole discretion decide to file the Registration Statement / Proxy Statement with the SEC on a confidential basis. Each of SPAC, the Company and the Sellers shall use its reasonable best efforts to: (i) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, and without limitation, by using its reasonable best efforts to deliver true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for such years, each prepared in accordance with IFRS and audited in accordance with the auditing standards of the PCAOB and the associated audit opinions and consents of the Company’s independent registered public accounting firm); (ii) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (iv) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. Each of SPAC, the Company and the Sellers shall promptly furnish the other all information concerning such Party, its Subsidiaries, Representatives and shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 7.01; provided, however, that neither SPAC, the Company nor the Sellers shall use any such information for any purposes other than those contemplated by this Agreement unless: (A) such Party obtains the prior written consent of the other to such use (which consent shall not be unreasonably withheld, conditioned or delayed); or (B) to the extent that use of such information is required to avoid violation of applicable Law. SPAC shall cause Irish Holdco to promptly advise the Sellers of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the Irish Holdco Ordinary Shares for offering or sale in any jurisdiction, and each of SPAC and the Sellers shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(b) SPAC represents that the information supplied by SPAC for inclusion in the Registration Statement / Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time that the Registration Statement / Proxy Statement is declared effective, (ii) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of SPAC, (iii) the time of the SPAC Shareholders’ Meeting and (iv) the Closing. If, at any time prior to the Closing, any event or circumstance relating to SPAC, Irish Holdco or New SPAC, or their respective officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, SPAC shall promptly inform the Sellers. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(c) Each Seller with respect to the information supplied by such Seller relating to such Seller (and not with respect to the information provided by or relating to the other Seller or the Company) and the Company with respect to the information supplied by the Company relating to the Company represents that such information supplied by such Seller or the Company, as the case may be, expressly for inclusion in the Registration Statement / Proxy Statement, shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time that the Registration Statement / Proxy Statement is declared effective, (ii) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of SPAC, (iii) the time of the SPAC Shareholders’ Meeting and (iv) the Closing. If, at any time prior to the Closing, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company or the Sellers which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, the Company or the Sellers, as applicable, shall promptly inform SPAC. After the Closing, all documents that Irish Holdco is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 7.02 SPAC Shareholders’ Meeting. SPAC shall: (i) take all action necessary under applicable Law and the SPAC Organizational Documents to call, give notice of, convene and hold a meeting of its shareholders (the “SPAC Shareholders’ Meeting”) to seek (A) adoption and approval of this Agreement by the holders of SPAC Ordinary Shares in accordance with applicable Law and exchange rules and regulations, (B) approval of the provisions of the organizational documents of Irish Holdco as such approval may be required under applicable Law, (C) approval of the SPAC Merger, and (D) approval of any other proposals reasonably agreed by SPAC and the Sellers to be necessary or appropriate in connection with the Transactions (such proposals in clauses (A) through (D), together, the “Transaction Proposals”, such proposals in clauses (A), (B), and (D), together, the “Ordinary Resolution Proposals” and such proposal in clause (C), the “Special Resolution Proposal”), which SPAC Shareholders’ Meeting shall be held as promptly as reasonably practicable following the date the Registration Statement / Proxy Statement is declared effective by the SEC (and conditioned upon such declaration of effectiveness); and (ii) submit the Transaction Proposals to, and use its reasonable best efforts to solicit proxies in favor of such Transaction Proposals from, such holders at the SPAC Shareholders’ Meeting. SPAC shall, through the SPAC Board, include a statement in the Registration Statement / Proxy Statement to the effect that the SPAC Board recommends that SPAC’s shareholders vote in favor of the Transaction Proposals (the “SPAC Board Recommendation”). The SPAC Board shall not change, withdraw, withhold, qualify or modify in a manner adverse to the Sellers, the SPAC Board Recommendation (a “Change in Recommendation”); provided, however, that the SPAC Board may make a Change in Recommendation in response to any material event, change, fact, condition, occurrence or circumstance (A) that does not relate to an Alternative Transaction and (B) (x) first occurring after the date hereof or (y) first actually known (and not constructively known) by the SPAC Board following the date hereof, if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the SPAC Board of its fiduciary obligations under applicable Law; provided, however, that the SPAC Board may not make a Change in Recommendation unless SPAC notifies the Sellers in writing at least three (3) Business Days before taking that action of its intention to do so, and specifies the reasons therefor, and negotiates, and causes its financial and legal advisors to, negotiate with the Sellers in good faith during such three (3) Business Day period (to the extent the Sellers seek to negotiate) regarding any revisions to the terms of the Transactions proposed by the Sellers and, following such good faith negotiations, the SPAC Board determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would continue to be reasonably expected to constitute a breach by the SPAC Board of its fiduciary obligations under applicable Law. Notwithstanding anything to the contrary contained in this Agreement, SPAC may adjourn the SPAC Shareholders’ Meeting (1) to the extent necessary to ensure that any required supplement or amendment to the Registration Statement / Proxy Statement is provided to SPAC’s shareholders or, if as of the time for which the SPAC Shareholders’ Meeting is scheduled there are insufficient SPAC Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting, (2) in order to solicit additional proxies from shareholders of SPAC in favor of the adoption of each of the Transaction Proposals or (3) if the SPAC Shareholder Redemption Amount is such that the condition to closing in Section 8.01(e) or Section 8.03(f) would not be satisfied.

Section 7.03 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Closing, the Company and SPAC shall (and shall cause their respective Subsidiaries to): (i) provide to the other Party (and the other Party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of such Party and its Subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the Parties pursuant to this Section 7.03 shall be kept confidential in accordance with the Confidentiality Agreement dated March 8, 2021 by and between SPAC and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each Party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as is reasonably necessary, the intended Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 7.04 Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to Article IX, the Parties shall not, and shall cause their respective Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries, indications of interest, offers or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning an Alternative Transaction, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions (including the Additional Financing) shall not be deemed a violation of this Section 7.04. For purposes of this Agreement, an “Alternative Transaction” shall mean (A) with respect to the Sellers and the Company, (x) the issuance, sale or transfer to or investment by any Person in any newly issued or currently outstanding Equity Interest in the Company, (y) the sale or transfer of the assets of the Company and its Subsidiaries to any Person, excluding any inventory or immaterial assets sold or transferred in the Ordinary Course, or (z) any merger or business combination between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand and (B) with respect to SPAC, Irish Holdco and New SPAC, any direct or indirect acquisition of assets of business of any person, whether by way of a purchase of assets or securities or merger, consolidation or otherwise, such as the “initial business combination” under SPAC’s initial IPO prospectus with any third party. Each Party shall, and shall cause its Subsidiaries and its and their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction. Each Party also agrees that it shall promptly request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such Person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a Party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such Party shall promptly (and in no event later than twenty-four (24) hours after such Party becomes aware of such inquiry or proposal) notify such Person in writing that such Party is subject to an exclusivity agreement with respect to the Transactions that prohibits such Party from considering such inquiry or proposal. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 7.04 by a Party or any of its Subsidiaries or its or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 7.04 by such Party. Notwithstanding anything to the contrary herein, if the 2021 Interim Financials have not been delivered to SPAC by the Company on or before November 15, 2021, the obligations of SPAC under this Section 7.04 shall be suspended and of no further force and effect until such time as the 2021 Interim Financials are delivered; provided, however, that SPAC shall notify the Company in writing upon entering into any confidentiality agreement regarding a potential Alternative Transaction and shall not execute a letter of intent or binding agreement with any party with respect to an Alternative Transaction prior to the date that its obligations under this Section 7.04 would have otherwise terminated.

Section 7.05 Employee Matters.

(a) Irish Holdco shall, or shall cause its applicable Subsidiary to, provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Closing (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any Employee Benefit Plan established or maintained by Irish Holdco or any of its Subsidiaries (excluding any retiree health plans or programs, or defined benefit retirement plans or programs) for service accrued or deemed accrued prior to the Closing with the Company or the Company Subsidiaries; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, subject to the terms of all governing documents, Irish Holdco shall use reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the Employee Benefit Plans established or maintained by Irish Holdco or any of its Subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Irish Holdco shall honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs.

(b) The Parties shall in good faith mutually agree on an equity based incentive plan for Irish Holdco that contains customary terms and covers a customary number of shares for a US publicly traded company, taking into consideration the size and industry of Irish Holdco as well as the applicable legal framework which shall be effective as of the Closing.

(c) The provisions of this Section 7.05 are solely for the benefit of the Parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any Employee Benefit Plan of the Company or shall require the Company, SPAC, New SPAC or any of their respective Subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 7.06 Directors’ and Officers’ Indemnification.

(a) Following the Closing, the articles of association of the Company, SPAC, New SPAC, and Irish Holdco shall not be amended, repealed or otherwise modified with respect to indemnification, advancement or expense reimbursement for a period of six (6) years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of the Company, SPAC, New SPAC or Irish Holdco (as applicable), unless such modification shall be required by applicable Law. Irish Holdco further agrees that with respect to the provisions of the articles or limited liability company agreements of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law. For a period of six (6) years from the Closing, Irish Holdco agrees that it shall indemnify and hold harmless each present and former director and officer of the Company, SPAC, New SPAC and Irish Holdco against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company, SPAC, New SPAC or Irish Holdco (as applicable) would have been permitted under applicable Law and the organizational documents of the Company, SPAC, New SPAC or Irish Holdco (as applicable) in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b) For a period of six (6) years from the Closing, Irish Holdco shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those Persons who are currently covered by the Company’s directors’ and officers’ primary liability insurance policy (true, correct and complete copies of which have been heretofore made available to SPAC or its agents or Representatives in the Virtual Data Room) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Irish Holdco be required to pay a premium for such insurance in excess of 200% of the aggregate annual premium attributable to the Company for coverage of the Company under such insurance policy for the year ended December 31, 2020 (the “Maximum Annual Premium”). If the premium of such insurance coverage exceeds the Maximum Annual Premium, then Irish Holdco shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier.

(c) Prior to or in connection with the Closing, SPAC shall purchase (which shall be deemed a SPAC Transaction Expense) a prepaid “tail” policy (a “SPAC Tail Policy”) with respect to the D&O Insurance covering those persons who are currently covered by SPAC’s D&O Insurance policies. Irish Holdco will maintain such SPAC Tail Policy in full force and effect for a period of no less than six (6) years after the Closing and continue to honor its obligations thereunder.

(d) Prior to or in connection with the Closing, Irish Holdco shall purchase “go-forward” D&O Insurance to cover the post-Closing directors and officers of Irish Holdco as set forth on Exhibit J. From and after the date of this Agreement, Irish Holdco, SPAC, the Sellers and the Company shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 7.06(d), including but not limited to providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance. For the avoidance of doubt, after the Closing, the existing directors and officers of the Company shall have continuing coverage for the period prior to the Closing pursuant to and subject to either (i) a go-forward policy purchased by Irish Holdco or (ii) a “tail” insurance policy purchased by the Company, as determined by Irish Holdco after reasonable consultation with the Company.

(e) In the event that Irish Holdco or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the surviving company or Irish Holdco, as the case may be, shall succeed to the obligations set forth in this Section 7.06.

Section 7.07 Notification of Certain Matters. The Sellers shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Sellers, of any event which a Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

Section 7.08 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement and the Transaction Documents, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to Contracts with the Company and Company Subsidiaries, in each case as set forth on Section 7.08 of the Company Disclosure Schedule necessary for the consummation of the Transactions and to fulfill the conditions to the Transactions. If after the date hereof, any consents, authorization or approvals under any Material Contracts or Company Permits that were not made available as of the date hereof are identified by a Party, the Parties shall consider in good faith whether such Company Permits or Material Contracts should be included on Section 7.08 of the Company Disclosure Schedule. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall consult with one another as to such action. In accordance with the terms and subject to the conditions of this Agreement and the Transaction Documents, the Parties agree to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions and cause the conditions to the Closing set forth in Article VIII to be satisfied.

(b) Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties shall provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) Prior to the Closing, Parties shall use reasonable best efforts to cause Irish Holdco to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Closing and immediately after the Closing.

(d) SPAC shall use reasonable best efforts (which shall include seeking specific performance of the Subscription Agreements if required) to (i) consummate at least one (1) Business Day prior to the SPAC Merger Effective Time the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements; (ii) satisfy in all material respects all conditions and covenants applicable to them in the Subscription Agreements and otherwise comply in all material respects with their obligations thereunder; (iii) in the event that all conditions in the Subscription Agreements (other than conditions whose satisfaction is controlled by the Parties or their Affiliates and other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at least one (1) Business Day prior to the SPAC Merger Effective Time; (iv) confer with the Company regarding timing of the PIPE Closing Date (as defined in the Subscription Agreements); (v) deliver notices to the Investors at least five (5) Business Days prior to the Closing to cause them to fund their obligations at least three (3) Business Days prior to the date that the Closing is scheduled to occur pursuant to Section 3.1 of the Subscription Agreement and (vi) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions whose satisfaction is controlled by the Parties or any of their Affiliates and other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable Investors to pay the amounts owed as set forth in the Subscription Agreements in accordance with their terms. Without limiting the generality of the foregoing, SPAC shall give the Company and the Sellers prompt written notice: (A) of any request from an Investor for any amendment to its Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (B) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach or default) by any Investor under its Subscription Agreement, to the extent known by such Party; and (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any Investor under its Subscription Agreement or any related agreement. The Parties shall deliver all notices they are required to deliver under the Subscription Agreements on a timely basis in order to cause the PIPE Investors to consummate the PIPE Investment at least one (1) Business Day prior to the SPAC Merger Effective Time.

(e) SPAC shall not amend, modify or waive any provisions of any Subscription Agreement without the prior written consent of the Company and the Sellers; provided, that any amendment, modification or waiver that is solely ministerial in nature or otherwise immaterial, and, in each case, that does not affect any economic or any other material term, shall not require the prior written consent, so long as SPAC has provided to the Company and the Sellers no less than two (2) Business Days after such amendment, modification or waiver has become effective written notice of such amendment, modification or waiver, it being understood, but without limiting the foregoing, that it shall be deemed material if any amendment, modification or waiver (i) reduces the Private Placement Amount or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions in any material respect to the receipt of the Private Placement.

(f) Prior to the Closing Date, ADSH and the Company shall not amend, modify or terminate the Affiliate Contracts set forth in Section 4.19 of the Companies Disclosure Schedule relating to the performance of administrative and back-office functions of the Company, and ADSH shall continue to perform such services as requested by the Company in accordance with such Affiliate Contracts. ADSH will continue to provide the services contemplated by each such Affiliate Contracts for the duration of any such Affiliate Contract, unless requested by the Company to terminate any such services prior to the termination of an Affiliate Contract in accordance with its terms. The fees payable by the Company under such Affiliate Contracts will be adjusted as of the Closing Date to market standard compensation to be mutually agreed in good faith by the parties to such Affiliate Contracts. Furthermore, ADSH, the Company and Irish Holdco will cooperate with each other to enable the Company (or vendors retained by the Company) to perform such administrative and back-office functions for the Company prior to the termination of the applicable Affiliate Contract.

(g) Each of SPAC, Irish Holdco, ADSH and the Company will use its reasonable best efforts to agree on suitable management service agreements with Mr. Thomas Speidel and Mr. Robert Vogt as officers of Irish Holdco following Closing.

(h) Irish Holdco shall use its best efforts to solicit from the Irish Takeover Panel a rebuttal of the presumption in Rule 3.3(b)(ii) of the Irish Takeover Rules that each of the directors of Irish Holdco is Acting in Concert with each Associated Company at least sixty (60) days prior to any such director of Irish Holdco acquiring an Interest in Securities of Irish Holdco, provided that this Section 7.08(h) will not apply for any directors of Irish Holdco who have a material relationship with an Associated Company but only as regards the Associated Company with which the director has a material relationship.

(i) Irish Holdco shall procure that the terms of appointment of any person appointed to the Irish Holdco Board shall include (i) an obligation for the director, for as long as the presumption in Rule 3.3(b)(ii) of Part A of the Irish Takeover Rules applies to such director vis a vis any Associated Company and has not been rebutted to the satisfaction of the Irish Takeover Panel, to secure the consent in writing of Irish Holdco prior to acquiring any Interest in Securities of Irish Holdco and (ii) a commitment from the director that they will fully co-operate with Irish Holdco and take all action reasonably necessary or appropriate for the purposes of soliciting from the Irish Takeover Panel a rebuttal of the presumption in Rule 3.3(b)(ii) of the Irish Takeover Rules as described in section 7.08(h) of this Agreement.

Section 7.09 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Sellers. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq Capital Market, each Party shall use its reasonable best efforts to consult with each other Party before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement and the Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other Parties. Furthermore, nothing contained in this Section 7.09 shall prevent SPAC or the Company and/or their respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Party in accordance with this Section 7.09.

Section 7.10 Stock Exchange Listing. From the date of this Agreement through the SPAC Merger Effective Time, the Parties shall use reasonable best efforts to ensure that SPAC remains listed as a public company on, and for SPAC Ordinary Shares to be tradable over, the Nasdaq Capital Market. From the date of this Agreement through the Closing, the Parties shall use reasonable best efforts to have Irish Holdco listed on the Nasdaq Capital Market as of the Closing. SPAC and Irish Holdco shall take all necessary and required action so that Irish Holdco is only deemed a Relevant Company and listed on the Nasdaq Capital Market following both (a) the issuance of the Irish Holdco Ordinary Shares pursuant to the SPAC Merger and (b) the issuance of the Share Consideration pursuant to the Share-for-Share Exchange.

Section 7.11 2021 Interim Financials. The Company shall use its reasonable best efforts to deliver to SPAC, on or before November 15, 2021, true and complete copies of the unaudited balance sheet of the Company as of June 30, 2021, and the related unaudited statements of income and cash flows of the Company for the six month period then ended, prepared in accordance with IFRS and Regulation S-X (the “2021 Interim Financials”).

Section 7.12 Trust Account. At least forty-eight (48) hours prior to the Closing, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Closing to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to SPAC and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.13 Release of Seller Security. SPAC and Irish Holdco shall procure that, immediately following Closing, the Sellers and Seller’s Affiliates (excluding the Company Group Members) are released from any comfort letters issued by the Sellers or the Seller’s Affiliate (excluding the Company Group Members) for the benefit of the Company and any Company Subsidiary and any other security or similar credit support granted by the Sellers or the Seller’s Affiliate (excluding the Company Group Members).

Section 7.14 Cash funding of the Company. Irish Holdco shall, as soon as reasonably practicable following Closing, deliver to the Company a cash funding from the Available Cash in an amount of no less than €50,000,000; provided, however, that if the condition to closing set forth in Section 8.03(f) has been waived by the parties entitled to make such waiver, the amount of cash delivered to the Company shall be the result of the following formula: (i) Available Cash minus (ii) Closing Payments minus (iii) $5,000,001.

Section 7.15 Changes to structure; Presence in European Union.

(a) From and after the Closing until January 1, 2025, if Irish Holdco determines, in its sole and absolute discretion, to take any action or steps that could trigger, create or result in any Tax owing under Article 20 to 23 of the German Transformation Tax Act or any gift tax specifically regarding the carve-out restructuring as of 2017/2018 from ADSH to the new founded Company as its subsidiary, subject to Section 7.15(b) then the Sellers and their shareholders shall be entitled to reimbursement by Irish Holdco for all documented taxes that may be owed by the Sellers or their shareholders as a result of the foregoing activities. Irish Holdco shall have no reimbursement obligation under this Section 7.15 for any of the foregoing activities that first occur after January 1, 2025.

(b) Within thirty (30) Business Days after the Closing, Irish Holdco shall deposit €10,000,000 into an account jointly controlled by Irish Holdco and the Sellers (the “Joint Account”). Irish Holdco shall fund and maintain the balance of the Joint Account pursuant to the terms and subject to the conditions of a mutually-acceptable deposit account control agreement. Notwithstanding Section 7.15(a), but subject to Section 7.15(d), Irish Holdco’s reimbursement obligations under this Section 7.15 shall not exceed €10,000,000.

(c) The Parties further agree that the right to advance profit distribution agreed within § 3 no. 1 of the spin-off agreement between ADSH and the Company dated July 11, 2018 in relation to any tax amortization benefits of the Company that are economically borne by ADSH will remain with ADSH (i.e. the Company shall be obliged to transfer any relevant amounts in accordance with such provision to ADSH). For the avoidance of doubt, the Company shall have no transfer obligations pursuant to this Section 7.15(c) to the extent such amounts have been paid pursuant to Section 7.15(a) and Section 7.15(b).

(d) Any and all amounts payable to Sellers under this Section 7.15 shall be paid net of any and all Taxes (including gift taxes). If any such Taxes, including gift taxes, are payable by a Seller, then Irish Holdco agrees to pay such Seller such additional amount as is necessary to ensure that such Seller will receive the full amount of the relevant payment as if such Tax (and gift tax) had not been payable.

Section 7.16 Intercompany Debt and Payables. From the date hereof until the Closing, the Company and the Company Subsidiaries shall not incur any Intercompany Debt other than the Purchased Loans and the Additional Funding (if applicable). Except as set forth on Section 6.01 of the Company Disclosure Schedule, any Intercompany Payables becoming payable by the Company or any Company Subsidiary after the date hereof through the Closing Date will be on terms consistent with the Ordinary Course. Notwithstanding anything to the contrary in this Section 7.16, ADSH may agree to defer the Company’s repayment of Intercompany Payables for a specified period of time in an amount up to €1,000,000.

Section 7.17 Cash Contributions. Each of ADSH, Bosch and the Company acknowledges and agrees that due to previous cash contributions made only by ADSH to the Company, the Company Shares held by ADSH entitle it to receive preferred dividends or a liquidation preference up to an amount of €4,000,000 and, accordingly, ADSH’s and Bosch’s legal entitlements with respect to the Company’s Shares is acknowledged to be 61.69397% and 38.30603% respectively.

Section 7.18 Insurance. Prior to the Closing, the Company shall cause all Insurance Policies to remain in full force and effect for a period of six (6) months following the Closing; provided, however, to the extent an Insurance Policy cannot be continued for a period of six (6) months following the Closing, the Company shall, prior to the Closing, secure a replacement insurance policy on terms not less favorable than the terms of such current Insurance Policy, however, taking into account that the Company will have to purchase such Insurance Policy on a stand-alone basis and not – as currently – as an insured under an umbrella Insurance Policy held by ADSH. Prior to Closing, the Company shall purchase a cyber insurance policy for the Company and the Company Subsidiaries that is adequate and suitable for the nature and volume of Personal Information processed by or on behalf of the Company and the Company Subsidiaries and is sufficient for compliance with all applicable Law and contracts to which the Company and the Company Subsidiaries are a party or by which they are bound.

Section 7.19 IRS Filing. After the date hereof, and within 75 days of the date of New SPAC’s formation date, SPAC, Irish Holdco and New SPAC shall cause to be timely filed with respect to New SPAC IRS Form 8832 (Entity Classification Election) electing it to be disregarded as an entity separate from Irish Holdco for US Federal income tax purposes effective as of New SPAC’s date of formation.

Article VIII.
CONDITIONS TO THE TRANSACTIONS

Section 8.01 Conditions to the Obligations of Each Party. The obligations of Sellers, the Company, SPAC, Irish Holdco and New SPAC to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) SPAC Shareholders’ Approval. The Transaction Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of SPAC in accordance with the Registration Statement / Proxy Statement, applicable Law, the SPAC Organizational Documents and the rules and regulations of the Nasdaq Capital Market.

(b) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, illegal or otherwise prohibiting consummation of the Transactions.

(c) Stock Exchange Listing. The Irish Holdco Ordinary Shares, the Irish Holdco Public Warrants and the Irish Holdco Founders Warrants shall have been accepted for listing on the Nasdaq Capital Market (subject to the Closing occurring), or another national securities exchange mutually agreed to by the Parties in writing, as of the Closing Date.

(d) SPAC Net Tangible Assets. SPAC shall have at least $5,000,001 of net tangible assets after giving effect to the Private Placements (which shall be consummated at least one (1) Business Day before the SPAC Merger Effective Time) and following the exercise of Redemption Rights in accordance with the SPAC Organizational Documents.

(e) Closing Payments Available Cash. The amount of Available Cash shall not be less than an amount equal to the Closing Payments plus $5,000,001.

(f)   Composition Agreement/SEAS. Irish Holdco has entered into a composition agreement with the Revenue Commissioners of Ireland and a Special Eligibility Agreement for Securities with the Depository Trust Company in respect of the Irish Holdco Ordinary Shares and Irish Holdco Public Warrants, both of which are in full force and effect and are enforceable in accordance with their terms.

(g) Registration Statement / Proxy Statement. The Registration Statement / Proxy Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened in writing by the SEC.

(h) Foreign Private Issuer Status. Each of SPAC and the Sellers shall have received evidence reasonably satisfactory to such Party that Irish Holdco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing and Irish Holdco has not received any written objection to such determination.

Section 8.02 Conditions to the Obligations of SPAC, Irish Holdco and New SPAC. The obligations of SPAC, Irish Holdco and New SPAC to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties.

(i) The representations and warranties of each Seller in (x) Section 3.03 shall be true and correct in all respects as of the date hereof and the Closing as though made on and as of such date and (y) the other provisions of Article III shall each be true and correct in all material respects (except for those representations and warranties that are qualified by “materiality” or similar qualifiers, which shall be true and correct in all respects) as of the date hereof and the Closing as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date).

(ii) The representations and warranties of the Company in (x) Section 4.01, Section 4.02, Section 4.04, Section 4.05(a) and Section 4.21 shall each be true and correct in all material respects (except for those representations and warranties that are qualified by “materiality” or “Company Material Adverse Effect” or similar qualifiers, which shall be true and correct in all respects) as of the date hereof and the Closing as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (y) Section 4.03 shall be true and correct in all respects as of the date hereof and the Closing as though made on and as of such date and (z) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Closing as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. Each Seller and the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Officer Certificates. Each Seller shall have delivered to SPAC a certificate, dated the date of the Closing, signed by an officer of such Seller, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d) with respect to such Seller.

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(e) Registration Rights Agreement and Lock-Up Agreement. All parties to the Registration Rights Agreement and Lock-Up Agreement (other than Irish Holdco and the holders of equity securities of SPAC prior to the Closing contemplated to be party thereto) shall have delivered, or cause to be delivered, to SPAC a copy of the Registration Rights Agreement and the Lock-Up Agreement, each duly executed by all such parties.

Section 8.03 Conditions to the Obligations of Sellers and the Company. The obligations of each Seller and the Company to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of SPAC, Irish Holdco and New SPAC contained in (i) Section 5.01, Section 5.02, Section 5.04, Section 5.05(a)(i) and Section 5.12 shall each be true and correct in all material respects (except for those representations and warranties that are qualified by “materiality” or “SPAC Material Adverse Effect” or similar qualifiers, which shall be true and correct in all respects) as of the date hereof and the Closing (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 5.03 shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Closing as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, SPAC, Irish Holdco, New SPAC or their Affiliates and (iii) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Closing as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) Agreements and Covenants. SPAC, Irish Holdco and New SPAC shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Officer Certificate. SPAC shall have delivered to the Sellers a certificate, dated the date of the Closing, signed by the President of SPAC, certifying as to the satisfaction of the conditions specified in Section 8.03(a), and Section 8.03(b).

(d) Resignations. The officers of SPAC and the members of the SPAC Board shall have executed written resignations effective as of the SPAC Merger Effective Time.

(e) Registration Rights Agreement and Lock-Up Agreement. Irish Holdco and the holders of equity securities of SPAC prior to the Closing contemplated to be party thereto shall have delivered to Sellers a copy of the Registration Rights Agreement and Lock-Up Agreement, each duly executed by such parties.

(f) Available Cash. The amount of Available Cash shall not be less than One Hundred and Fifty Million Dollars ($150,000,000).

Section 8.04 Frustration of Closing Conditions. None of the Sellers, the Company, SPAC, Irish Holdco, or New SPAC may rely, either as a basis for not consummating the Transactions or terminating this Agreement and abandoning the SPAC Merger on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s breach of this Agreement.

Article IX.
TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated, and the Transactions may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of SPAC, as follows:

(a) by mutual written consent of SPAC and the Sellers;

(b) by either SPAC or the Sellers:

(i) if the Closing shall not have occurred prior to the date that is six (6) months from the date hereof (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any Party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date;

(ii) if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; and

(iii) any of the Transaction Proposals shall fail to receive the requisite vote for approval at the SPAC Shareholders’ Meeting;

(c) by SPAC if the Sellers or the Company shall have breached or failed to perform any of its representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of the Sellers or the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived such Terminating Company Breach and SPAC, Irish Holdco and New SPAC are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Sellers or the Company, SPAC may not terminate this Agreement under this Section 9.01(c) for so long as the Sellers and the Company continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by SPAC to the Sellers and the Outside Date.

(d) by either Seller: upon a breach of any representation, warranty, covenant or agreement on the part of SPAC, Irish Holdco and New SPAC set forth in this Agreement, or if any representation or warranty of SPAC, Irish Holdco and New SPAC shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating SPAC Breach”); provided that such Seller has not waived such Terminating SPAC Breach and the Sellers and the Company are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by SPAC, Irish Holdco and New SPAC, the Sellers may not terminate this Agreement under this Section 9.01(d) for so long as SPAC, Irish Holdco and New SPAC continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by the Sellers to SPAC and the Outside Date.

Section 9.02 Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except as set forth in Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful and material breach of this Agreement by a Party or in the case of fraud.

Section 9.03 Expenses. Except as set forth in this Section 9.03 or as otherwise set forth in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses; provided, the Company shall be solely responsible for all (i) SEC and other regulatory filing or approval fees incurred in connection with the Transactions, including filings fees related to the Registration Statement and Proxy Statement, (ii) filing fees and other approval fees or costs from the Nasdaq Capital Markets in connection with the Transactions and (iii) filing fees and other approval fees or costs in connection with the filings and approvals under the German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen) in connection with the Transactions; provided, further that if the Closing shall occur, Irish Holdco shall pay or cause to be paid the SPAC Transaction Expenses and procure that the Company shall pay or cause to be paid the Company Transaction Expenses. At the election of either Seller, any Company Transaction Expenses incurred by such Seller prior to the Closing shall be paid or reimbursed by the Company or Irish Holdco to the extent set forth on the Company Closing Statement, at the Closing or promptly following the Closing. The Parties agree and intend to have certain costs caused by and in the context of this Transaction to be directly or indirectly financed by funds raised in the course and as a result of this Transaction. However, to the extent any costs of ADSH are concerned, any such direct or indirect cost reimbursement shall be limited and no claim of ADSH for any such direct or indirect cost reimbursement shall exist if and to the extent any such cost reimbursement would be regarded as other consideration (sonstige Gegenleistung) in the meaning of Section 21 para. 1 sentence 2 no. 2 or Section 22 para. 1 sentence 6 no. 2 German Reorganization Tax Act (UmwStG) that would be harmful for the tax / book value neutrality of (i) the contribution of the business previously conducted by ADSH into the Company by way of contribution agreement with tax effect of December 31, 2017 (buchwertneutrale Einbringung gemäß § 20 UmwStG) and / or (ii) the contribution of the Company Shares held by ADSH to Irish Holdco (qualifizierter Anteilstausch gemäß § 21 UmwStG). Any direct or indirect cost reimbursement actually received by ADSH despite the aforementioned limitation shall be regarded as unjust enrichment of ADSH (ungerechtfertigte Bereicherung) and ADSH shall be obliged to repay any such amount that was received unjustified and without legal basis.

Section 9.04 Amendment. This Agreement may be amended in writing by the Parties at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Section 9.05 Waiver. At any time prior to the Closing, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Sellers or the Company, (ii) waive any inaccuracy in the representations and warranties of the Sellers or the Company contained herein or in any document delivered by the Sellers or the Company pursuant hereto and (iii) waive compliance with any agreement of the Sellers or the Company or any condition to its own obligations contained herein and (b) the Sellers and the Company acting jointly may (i) extend the time for the performance of any obligation or other act of SPAC, Irish Holdco or New SPAC, (ii) waive any inaccuracy in the representations and warranties of SPAC, Irish Holdco or New SPAC contained herein or in any document delivered by SPAC, Irish Holdco or New SPAC pursuant hereto and (iii) waive compliance with any agreement of SPAC, Irish Holdco or New SPAC or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, it being understood that a waiver or extension signed by only one Seller or the Company does not suffice for such waiver or extension being valid. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that each Party may otherwise have at law or in equity.

Article X.
GENERAL PROVISIONS

Section 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.01):

if to SPAC or New SPAC:

c/o European Sustainable Growth Acquisition Corp.
Maples Corporate Services Limited
P.O. Box 309
Ugland House
Grand Cayman KY1-1104
Attention: Pieter Taselaar
Email: ptaselaar@lucernecap.com

with copies to:

Reed Smith LLP
599 Lexington Ave
New York, NY 10022
United States
Attention: Ari Edelman
Email: AEdelman@reedsmith.com

and

Reed Smith LLP
2850 N. Harwood St.
Suite 1500
Dallas, TX 75201
United States
Attention: Lynwood Reinhardt
Email: lreinhardt@reedsmith.com

if to Irish Holdco: ads-tec Energy plc 10 Earlsfort Terrace Dublin 2 D02 T380 Ireland Attention: Pieter Taselaar Email: ptaselaar@lucernecap.com with copies to:

Reed Smith LLP
599 Lexington Ave
New York, NY 10022
United States
Attention: Ari Edelman
Email: AEdelman@reedsmith.com

and

Reed Smith LLP
2850 N. Harwood St.
Suite 1500
Dallas, TX 75201
United States
Attention: Lynwood Reinhardt
Email: lreinhardt@reedsmith.com

and

Arthur Cox LLP

10 Earlsfort Terrace

Dublin 2

D02 T380

Ireland
Attention: Connor Manning
Email: connor.manning@arthurcox.com

if to the Company:

ads-tec Energy GmbH
Heinrich-Hertz-Str. 1
72622 Nuertingen
Germany
Attention: Thomas Speidel
Email: t.speidel@ads-tec.de

and

ads-tec Energy GmbH
Heinrich-Hertz-Str. 1
72622 Nuertingen
Germany
Attention: Steffen Greiner
Email: s.greiner@ads-tec.de

with copies to:

CMS Hasche Sigle Partnerschaft von
Rechtsanwaelten und Steuerberatern mbB
Schoettlestrasse 8
70597 Stuttgart
Germany
Attention: Bjoern Demuth
Email: bjoern.demuth@cms-hs.com

and

Alston & Bird LLP
90 Park Avenue
New York, NY 10016
United States
Attention: Edward Tanenbaum
Email: edward.tanenbaum@alston.com

and

Alston & Bird LLP
90 Park Avenue
New York, NY 10016
United States
Attention: Stuart Rogers
Email: stuart.rogers@alston.com

if to ADSH:

ads-tec Holding GmbH
Heinrich-Hertz-Str. 1
72622 Nuertingen
Germany
Attention: Thomas Speidel
Email: t.speidel@ads-tec.de

and

ads-tec Holding GmbH
Heinrich-Hertz-Str. 1
72622 Nuertingen
Germany
Attention: Steffen Greiner
Email: s.greiner@ads-tec.de

with copies to:

CMS Hasche Sigle Partnerschaft von
Rechtsanwaelten und Steuerberatern mbB
Schoettlestrasse 8
70597 Stuttgart
Germany
Attention: Bjoern Demuth
Email: bjoern.demuth@cms-hs.com

and

Alston & Bird LLP
90 Park Avenue
New York, NY 10016
United States
Attention: Edward Tanenbaum
Email: edward.tanenbaum@alston.com

and

Alston & Bird LLP
90 Park Avenue
New York, NY 10016
United States
Attention: Stuart Rogers
Email: stuart.rogers@alston.com

if to Bosch: Bosch Thermotechnik GmbH Sophienstrasse 30-32 35576 Wetzlar Germany Attention: Marco Liepe Email: Marco.Liepe@de.bosch.com with a copies to:

Ashurst LLP
Ludwigpalais
Ludwigstrasse 8
80539 Munich
Germany
Attention: Volker Germann
Email: Volker.Germann@ashurst.com

and

K&L Gates LLP
70 West Madison Street, Suite 3100
Chicago, Illinois 60602
USA
Attention: Brent Williams
Email: brent.williams@klgates.com

Section 10.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing (including Section 2.05, Section 7.08(h), Section 7.13 and Section 7.15) and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

Section 10.03 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, in whole or in part, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.03(b), all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. Neither Party shall assign, grant or otherwise transfer the benefit of the whole or any part of this Agreement or any of the rights hereunder (whether pursuant to a merger, by operation of Law or otherwise) by any Party without the prior express written consent of the other Parties.

Section 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.06 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons) and Section 7.15 to the extent contemplated therein.

Section 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State with the exception of (and to the extent mandatorily required) any provisions relating to the shares issuances and governance and administration of Irish Holdco, which shall be governed as to their validity, interpretation and performance by the laws of Ireland and provisions relating to the transfer of the Acquired Shares and the Contributed Shares and governance and administration of either Seller or the Company that are required to be governed by German Law, or any provisions relating to the SPAC Merger or the governance of SPAC or New SPAC that are required to be governed by Cayman law. Each of the Parties hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if (and only if) the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if (and only if) the Superior Court of the State of Delaware (Complex Commercial Division) declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware, and any appellate courts therefrom (collectively, the “Chosen Courts”). Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the Chosen Court as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any Chosen Court or from any legal process commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.07 Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the Parties (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

Section 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09 Counterparts. This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10 Specific Performance.

(a) The Parties agree that irreparable damage would occur if any provision of this Agreement, were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Transactions) without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b) Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any Party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date shall be automatically extended by: (A) the amount of time during which such Action is pending plus twenty (20) Business Days; or (B) such other time period established by the court presiding over such Action.

Section 10.11 No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 10.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other Person. No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, shareholder, Affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, shareholder, Affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct or fraud against the Person who committed such willful misconduct or fraud, and, to the maximum extent permitted by applicable Law; and each Party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing, except with respect to willful misconduct or fraud against the Person who committed such willful misconduct or fraud, and, to the maximum extent permitted by applicable Law.

[Signature Page Follows.]

IN WITNESS WHEREOF, SPAC, Irish Holdco, New SPAC, the Sellers and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.

By:	/s/ Pieter Taselaar
Name:	Pieter Taselaar
Title:	Co-Chief Executive Officer

ADS-TEC ENERGY PLC

By:	/s/ Pieter Taselaar
Name:	Pieter Taselaar
Title:	Director

EUSG II CORPORATION

By:	/s/ Pieter Taselaar
Name:	Pieter Taselaar
Title:	Director

[SPAC, Irish Holdco and New SPAC Signature Page to Business Combination Agreement]

BOSCH THERMOTECHNIK GMBH

By:	/s/ Marcia Medendorp
Name:	Marcia Medendorp
Title:	Authorized Signatory

BOSCH THERMOTECHNIK GMBH

By:	/s/ Alexander Breuning
Name:	Alexander Breuning
Title:	Authorized Signatory

[Bosch Signature Page to Business Combination Agreement]

ADS-TEC HOLDING GMBH

By:	/s/ Thomas Speidel
Name:	Thomas Speidel
Title:	CEO

ADS-TEC ENERGY GMBH

By:	/s/ Thomas Speidel
Name:	Thomas Speidel
Title:	CEO

[ADSH and Company Signature Page to Business Combination Agreement]

EXHIBIT A

Form of Plan of Merger

[Intentionally omitted.]

A-1

EXHIBIT B

Form of Cash Consideration Transfer Agreement

[Intentionally omitted.]

B-1

EXHIBIT C

Form of Share Consideration and Loan Transfer Agreement

[Intentionally omitted.]

C-1

EXHIBIT D

SPAC Board Resolution

[Intentionally omitted.]

D-1

EXHIBIT E

ADSH Resolution

[Intentionally omitted.]

E-1

EXHIBIT F

Company Resolution

[Intentionally omitted.]

F-1

EXHIBIT G-1

Form of Registration Rights Agreement

[Intentionally omitted.]

G-1

EXHIBIT G-2

Form of Lock-up Agreement

[Intentionally omitted.]

G-2

EXHIBIT H

Form of Irish Holdco Articles of Association

[Intentionally omitted.]

H-1

EXHIBIT I

Capitalization

[Intentionally omitted.]

I-1

EXHIBIT J

Directors and Officers of Irish Holdco

[Intentionally omitted.]

J-1

SCHEDULE A-1

Bosch Knowledge Persons

[Intentionally omitted.]

Schedule A-1

SCHEDULE A-2

ADSH Knowledge Persons

[Intentionally omitted.]

Schedule A-2

SCHEDULE B

Company Knowledge Persons

[Intentionally omitted.]

Schedule B-1

SCHEDULE C

SPAC Knowledge Persons

[Intentionally omitted.]

Schedule C-1